SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cytokinetics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Cytokinetics, Incorporated

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated (the “Company”), a Delaware corporation, will be held on Wednesday, May 22, 2013, at 1:30 p.m. local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1. To elect Santo J. Costa, John T. Henderson and B. Lynne Parshall as Class III Directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm to the Company for the fiscal year ending December 31, 2013 (Proposal Two);

3. To approve a series of alternate amendments to the Company’s Amended and Restated Certificate of Incorporation, to effect, at the discretion of the Board of Directors:

•	a reverse stock split of the Company’s common stock, whereby each outstanding 2, 3, 4, 5, or 6 shares would be combined, converted and changed into one share of common stock;

•

for reverse stock splits in the range of 1-for-3 to 1-for-6, a reduction in the number of authorized shares of Common Stock from 245,000,000 to 163,000,000, 122,500,000, 98,000,000, or 81,500,000, respectively;

with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board of Directors prior to the Company’s 2014 Annual Meeting of Stockholders (Proposal Three);

4. To approve an increase in the number of authorized shares reserved for issuance under the 2004 Equity Incentive Plan, as amended, by 12,000,000 shares, prior to giving effect to any reverse stock split (Proposal Four);

5. To approve an amendment to the Company’s 2004 Employee Stock Purchase Plan to increase the number of authorized shares reserved for issuance thereunder by 1,000,000 shares, prior to giving effect to any reverse stock split (Proposal Five);

6. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 28, 2013 are entitled to notice of and to vote at the meeting.

Sincerely,

Sharon A. Barbari
Corporate Secretary

South San Francisco, California

March         , 2013

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT APRIL 9, 2013. IF YOU ARE A STOCKHOLDER OF RECORD YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	BY INTERNET OR TELEPHONE

•	ATTEND THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 22, 2013

This Proxy Statement, Notice of Annual Meeting and Form of Proxy Card and the 2012 Annual Report to Stockholders are available at www.cytokinetics.com/proxy. You may obtain directions to the Annual Meeting of Stockholders by directing a request to:

Investor Relations

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

email: investor@cytokinetics.com

Telephone: 650-624-3000

CYTOKINETICS, INCORPORATED

280 East Grand Avenue

South San Francisco, California 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Cytokinetics, Incorporated (the “Company”, “we”, “us”, “our”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, on Wednesday, May 22, 2013, at 1:30 p.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

Our Annual Report and our Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2012, are being provided together with these proxy solicitation materials to all stockholders entitled to vote. This proxy statement, the accompanying proxy card, our Annual Report and our Annual Report on Form 10-K will first be mailed on or about April 9, 2013 to all stockholders entitled to vote at the meeting.

WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 280 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Common stockholders of record at the close of business on March 28, 2013 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. We have one series of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”). As of the Record Date, 245,000,000 shares of Common Stock were authorized and [        ] shares were issued and outstanding. As of the Record Date, 10,000,000 shares of Preferred Stock were authorized and [        ] shares of Series B Convertible Preferred Stock were issued and outstanding. The Series B Convertible Preferred Stock has no voting rights.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy, (ii) delivering to us at our principal offices (Attention: Corporate Secretary) a written notice of revocation, or (iii) attending the Annual Meeting and voting in person.

Voting

On all matters, each common share has one vote.

Cost of Proxy Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition to these proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting in Person or by Proxy Card

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Voting via the Internet or by Telephone

Stockholders may also grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of the State of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record as of the close of business on the Record Date may go to www.investorvote.com/cytk to grant a proxy to vote their shares by means of the Internet. They will be required to provide our number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-652-8683 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares via telephone and the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ web site at www.investorvote.com.

General Information for All Shares Voted via the Internet or by Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on May 21, 2013. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who is expected to be a representative from Computershare Shareowner Services, our transfer agent and registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum will be present if stockholders holding at least a majority of shares entitled to vote are present in person or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, or if instructions are properly carried out for Internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of PricewaterhouseCoopers LLP; (iii) for approval of the a series of alternate amendments to the Company’s Amended and Restated Certificate of Incorporation, to effect, at the Board’s discretion, a reverse stock split of the Company’s Common Stock and corresponding reductions in the number of authorized shares of Common Stock; (iv) for approval of the amendment to the 2004 Equity Incentive Plan, as amended; (v) for approval of the amendment to the 2004 Employee Stock Purchase Plan; and (vi) upon such other business as may properly come before the Annual Meeting or any adjournment thereof, but will not be voted in the election of directors other than as provided in (i) above.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), then those shares will be considered as present with respect to establishing a quorum for the transaction of business. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Accordingly, your broker or nominee may not vote your shares on Proposals One, Three, Four or Five without your instructions, but may vote your shares on Proposal Two. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Broker non-votes with respect to proposals set forth in this proxy statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite number of Votes Cast has been obtained with respect to a particular matter. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of our stockholders that are intended to be presented by such stockholders at our 2014 Annual Meeting of Stockholders must be received by us no later than December 10, 2013. Proposals submitted by this date will also be considered for inclusion in next year’s proxy materials. A copy of the relevant bylaws provisions relating to stockholder proposals is available upon written request to Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF THREE CLASS II DIRECTORS

Nominees

Our Board of Directors currently has nine members. We have a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of L. Patrick Gage and Wendell Wierenga, who will serve until the 2014 Annual Meeting of Stockholders meeting and until their successors have been duly elected and qualified;

•

Class II consists of Robert I. Blum, Denise M. Gilbert and Sandford D. Smith, who will serve until the 2015 Annual Meeting of Stockholders and stand for re-election as Class II directors at such meeting; and

•

Class III consists of Santo J. Costa, Stephen Dow, John T. Henderson and B. Lynne Parshall, who will serve until the 2013 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third Annual Meeting of Stockholders following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for our three nominees named below, who are currently directors of the Company. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for the Class III directors are as follows:

•	Santo J. Costa

•	John T. Henderson

•	B. Lynne Parshall

Biographical information for each Class III director can be found below in the Board of Directors section. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class III director will continue until our 2016 Annual Meeting of Stockholders and until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS I AND II DIRECTORS RECOMMEND THAT

STOCKHOLDERS VOTE FOR THE CLASS III NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2013

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2013, and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in our best interest.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Fees incurred for professional services provided by our independent registered public accounting firm for each of the last two fiscal years were:

	Years Ended December 31,
	2012	2011
Audit Fees	$523,100	$527,600
Audit-Related Fees	98,200	98,000
Tax Fees	—	—
Other Fees	1,800	1,800

	$623,100	$627,400

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2012 and 2011.

Audit fees include fees associated with the annual audit of our financial statements, fees associated with Sarbanes-Oxley Act compliance and the interim review of our financial statements included in quarterly reports on Form 10-Q. Audit-related fees include services provided in connection with private placements of Common Stock and issuance of comfort letters and consents relating to registration statement filings with the SEC.

Other fees consist of the cost of our subscription to an accounting research tool provided by PricewaterhouseCoopers LLP.

All audit services and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. The pre-approval of non-audit services to be provided by PricewaterhouseCoopers LLP includes making a determination that the provision of the services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm. All services for audit and other fees set forth in the table above were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION BY THE AUDIT

COMMITTEE OF THE BOARD OF DIRECTORS OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM TO THE COMPANY

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL THREE

AMENDMENTS TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND A REDUCTION IN AUTHORIZED SHARES OF COMMON STOCK

Background

The Board of Directors has approved a series of proposed amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), that would:

•	effect a reverse stock split of all shares of the Company’s Common Stock outstanding or reserved for issuance at ratios of 2:1, 3:1, 4:1, 5:1, or 6:1; and

•

for reverse stock splits in the range of 1-for-3 to 1-for-6, reduce the number of authorized shares of the Company’s Common Stock from 245,000,000 to 163,000,000, 122,500,000, 98,000,000, or 81,500,000, respectively.

Under these proposed amendments, each 2, 3, 4, 5, or 6, shares of Common Stock currently outstanding or reserved for issuance would be combined, converted and changed into one share of Common Stock. At the same time, for reverse stock splits in the range of 1-for-3 to 1-for-6, the number of authorized shares of the Company’s Common Stock would be reduced from 245,000,000 to 163,000,000, 122,500,000, 98,000,000, or 81,500,000, respectively. The combined effect of each of the alternative amendments (each of which is referred to in this proxy statement as a “Reverse Stock Split”) is illustrated in the table below:

	Amendment No.1 (see Appendix A-1)	Amendment No.2 (see Appendix A-2)	Amendment No.3 (see Appendix A-3)	Amendment No.4 (see Appendix A-4)	Amendment No.5 (see Appendix A-5)
Reverse Stock Split Ratio	2:1	3:1	4:1	5:1	6:1
Number of Authorized Shares of Common Stock	245,000,000	163,000,000	122,500,000	98,000,000	81,500,000

The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by the Board of Directors following the Annual Meeting and prior to the 2014 Annual Meeting. The Board of Directors has recommended that these proposed amendments be presented to the Company’s stockholders for approval.

Upon receiving stockholder approval of the proposed amendments, the Board of Directors will have the sole discretion, until the 2014 Annual Meeting, to elect, as it determines to be in the best interests of the Company and its stockholders, whether to effect a reverse stock split and, if so, the number of shares - 2, 3, 4, 5, or 6 - of Common Stock which will be combined into one share of Common Stock, as well as the corresponding reduction in the authorized number of shares of Common Stock, as applicable. The Board of Directors believes that stockholder approval of these five selected reverse split ratios (as opposed to approval of a single reverse split ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the Company and its stockholders. The corresponding alternative reductions in the authorized Common Stock for reverse stock splits in the range of 1-for-3 to 1-for-6 are designed to conform to the requirements of certain entities that make recommendations to stockholders regarding proposals submitted by the Company. They also are designed to ensure that the Company does not have what some stockholders might view as an unreasonably high number of authorized shares of Common Stock that are unissued or reserved for issuance.

If the Board of Directors determines to effect one of the alternative Reverse Stock Splits by filing the applicable amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, the Certificate of Incorporation would be amended accordingly, and all other amendments will be abandoned. Approval of the Reverse Stock Splits will authorize the Board of Directors in its discretion to effectuate the Reverse Stock Split in any of the ratios and with the corresponding reductions in authorized Common Stock as described in the table above, or not to effect any of the Reverse Stock Splits. The text of the form of amendments to the Certificate of Incorporation, one of which would be filed with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, are set forth in Appendices A-1 through A-5 to this Proxy Statement. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect the Reverse Stock Split.

If the Board of Directors elects to effect a Reverse Stock Split following stockholder approval, for Reverse Stock Splits in the range of 1-for-3 to 1-for-6, the number of issued and outstanding shares of Common Stock would be reduced in accordance with a reverse split ratio selected by the Board of Directors from among those set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding Common Stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The par value of the Common Stock would remain unchanged at $0.001 per share. For Reverse Stock Splits in the range of 1-for-3 to 1-for-6, the amendment would also change the number of authorized shares of Common Stock as described above. Currently, the Board of Directors does not have any plans with regard to the issuance of additional authorized but unissued and unreserved shares of Common Stock that would be created by the Reverse Stock Split.

Reasons For The Reverse Stock Split

Although none of the proposed Reverse Stock Splits will have the effect of increasing the Company’s equity market capitalization, we believe that implementing one of the alternative Reverse Stock Splits will provide benefits to the Company and our existing stockholders in a number of ways, including:

1.

Providing a Sufficient Level of Authorized Shares of Common Stock Available for Issuance.    Our Certificate of Incorporation currently authorizes 245,000,000 shares of Common Stock for issuance. As of February 28, 2013, 144,463,469 shares of Common Stock were either issued and outstanding or reserved for issuance, which equates to 99.8% of the authorized shares. Specifically, as of February 28, 2013:

•	144,463,469 shares of Common Stock were issued and outstanding;

•	17,047,470 shares of Common Stock were reserved for issuance under the Company’s 2004 Equity Incentive Plan (as amended);

•	226,321 shares of Common Stock were reserved for issuance under the Company’s 2004 Employee Stock Purchase Plan (as amended);

•	7,388,121 shares of Common Stock were reserved for issuance pursuant to an At-The-Market Issuance Sales Agreement;

•	54,047,225 shares of Common Stock were reserved for issuance in connection with outstanding warrants; and

•	21,026,000 shares of Common Stock were reserved for conversion of Series B convertible preferred stock into Common Stock.

Because only 0.2% of the authorized shares under our Certificate of Incorporation remain available for issuance, we require additional available authorized shares of Common Stock to provide for any potential future stock issuances to raise capital, effect acquisitions and/or provide equity incentives to our employees. At present, we do not have any plans or arrangements to issue additional shares of Common Stock other than shares currently reserved for issuance under our existing equity incentive plans and upon conversion of our outstanding Series B convertible preferred stock and warrants.

2.

Stock Price Volatility.    We have been advised by certain institutional investors, as well as by our financial advisors, that a higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our shares attractive at their current prices due to the trading volatility often associated with stocks below certain prices.

3.

Stock Price Requirements.    We understand that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin.

4.

Transaction Costs.    Investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

Reasons for the Decrease in Authorized Shares

As a matter of Delaware law, implementation of any of the Reverse Stock Split does not require a change in the total number of shares of our Common Stock authorized under our Certificate of Incorporation. However, for Reverse Stock Splits in the range of 1-for-3 to 1-for-6, the corresponding alternative reductions in the authorized Common Stock are designed to conform to the requirements of certain entities that make recommendations to stockholders regarding proposals submitted by the Company. They also are designed to ensure that the Company does not have what some stockholders might view as an unreasonably high number of authorized but unissued shares of Common Stock.

Board Discretion to Implement Reverse Stock Split

If the alternative Reverse Stock Splits are approved by the Company’s stockholders at the Annual Meeting, the actual Reverse Stock Split will be effected, if at all, only upon a subsequent determination by the Board of Directors that one of the Reverse Stock Splits (with a reverse split ratio and reduction in authorized Common Stock determined by the Board of Directors as described above) is in the best interests of the Company and its stockholders at the time. Such determination will be based upon many factors, including existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits. If the Board fails to implement any of the Reverse Stock Splits before the 2014 Annual Meeting of Stockholders, further stockholder approval would be required prior to implementing any reverse stock split.

Criteria to be Used for Decision to Effect a Reverse Stock Split

If the stockholders approve the Reverse Stock Splits, the Board of Directors will be authorized to proceed with any of the alternative Reverse Stock Splits that it selects in its sole discretion. In determining whether to proceed with a Reverse Stock Split, the Board expects to consider a number of factors, including market conditions, existing and expected trading prices of our common stock, the NASDAQ Capital Market listing requirements, our additional funding requirements, and the amount of our authorized but unissued Common Stock. The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act.

Effects of the Reverse Stock Split

After any of the Reverse Stock Splits, each stockholder will own a reduced number of shares of Common Stock. This would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share as described below. The number of stockholders of record would not be affected by the Reverse Stock Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split.

Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Reverse Stock Split. At the time of the Reverse Stock Split, for reverse stock splits in the range of 1-for-3 to 1-for-6, the number of authorized shares of the Company’s Common Stock would be reduced from 245,000,000 to 163,000,000, 122,500,000, 98,000,000, or 81,500,000, respectively, as described above. Despite this reduction, the number of authorized but unissued and unreserved shares of Common Stock would be increased significantly by Reverse Stock Split. For example, based on the 144,463,469 shares of Common Stock outstanding on February 28, 2013 and the 245,000,000 shares of Common Stock that are authorized under the Certificate of Incorporation, a 1-for-6 Reverse Stock Split (and corresponding reduction in authorized Common Stock to 81,500,000) would have the effect of increasing the number of authorized but unissued and unreserved shares of Common Stock from 532,443 to 40,755,407. The Board of Directors currently has no plans regarding the issuance of such additional available authorized but unissued and unreserved shares.

The increase in the number of shares of authorized but unissued and unreserved Common Stock will have an ‘anti-takeover effect’ by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate of Incorporation or Bylaws. The increased number of available authorized but unissued shares as a result of the Reverse Stock Split would give the Company’s management more flexibility to resist or impede a third-party takeover bid that provides an above-market premium that is favored by a majority of the independent stockholders. Any such anti-takeover effect of a reverse stock split would be in addition to existing anti-takeover provisions of the Certificate of Incorporation and Bylaws.

The Reverse Stock Split would reduce the number of shares of Common Stock available for issuance under the Company’s 2004 Equity Incentive Plan, as amended (the “2004 Equity Plan”), in proportion to the reverse split ratio of the Reverse Stock Split. The number of shares of Common Stock authorized for issuance but unissued at February 28, 2013 under the 2004 Equity Plan is 17,047,470.

The Company also has outstanding as of February 28, 2013 certain stock options to purchase approximately 11,337,226 shares of Common Stock. Under the terms of the various instruments governing the Company’s outstanding stock options, the Reverse Stock Split will effect a reduction in the number of shares of Common Stock issuable upon the exercise of such stock options in proportion to the reverse split ratio of the Reverse Stock Split. The Reverse Stock Split will effect a proportionate increase in the exercise price of the Company’s outstanding stock options. In connection with the Reverse Stock Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

The following table contains approximate information relating to the Common Stock under each of the proposed amendments based on share information as of February 28, 2013:

	Pre-Reverse Split	2:1	3:1	4:1	5:1	6:1
Authorized	245,000,000	245,000,000	163,000,000	122,500,000	98,000,000	81,500,000
Outstanding	144,463,469	72,231,735	48,154,490	36,115,867	28,892,694	24,077,245
Reserved for future issuance pursuant to employee benefit plans	226,321	113,161	75,440	56,580	45,264	37,720
Reserved for future issuance pursuant to outstanding options and warrants	71,363,646	35,681,823	23,787,882	17,840,912	14,272,729	11,893,941
Reserved for future issuance pursuant to At-the-Market Issuance Sales Agreement	7,388,121	3,694,061	2,462,707	1,847,030	1,477,624	1,231,354
Reserved for conversion of Series B convertible preferred stock	21,026,000	10,513,000	7,008,667	5,256,500	4,205,200	3,504,333
Authorized but unissued and unreserved	532,443	122,766,222	81,510,814	61,383,111	49,106,489	40,755,407

No fractional shares of Common Stock will be issued in connection with the proposed Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of the Common Stock under the Exchange Act. After the Reverse Stock Split, the Common Stock would continue to be reported on the NASDAQ Capital Market under the symbol “CYTK”.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

If the Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

The effect of the Reverse Stock Split upon the market prices for the Common Stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there is no assurance that the price per share of the Common Stock after the Reverse Stock Split will be two, three, four, five or six times, as applicable, the price per share of the Common Stock immediately prior to the Reverse Stock Split. Furthermore, there can be no assurance that the market price of the Common Stock immediately after the proposed Reverse Stock Split will be maintained for any period of time. Even if an increased share price can be maintained, the Reverse Stock Split may not achieve the other desired results which have been outlined above. Moreover, because some investors may view a Reverse Stock Split negatively, there can be no assurance that approval of the Reverse Stock Splits will not adversely impact the market price of the Common Stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

In addition, although we believe the Reverse Stock Spit may enhance the desirability of our Common Stock to certain potential investors, we cannot assure you that, if implemented, our Common Stock will be more attractive to institutional and other long term investors or that the liquidity of our Common Stock will increase since there would be a reduced number of shares outstanding after the Reverse Stock Split.

Effective Date

If the proposed Reverse Stock Splits are approved at the Annual Meeting and the Board of Directors elects to proceed with the Reverse Stock Split in one of the approved ratios, the Reverse Stock Split would become effective as of the filing (the “Effective Time”) of the applicable certificate of amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, at the Effective Time, all shares of Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of Common Stock in accordance with the Reverse Stock Split ratio determined by the Board of Directors among the choices set forth in this Proposal Three. If the Board of Directors fails to implement any of the Reverse Stock Splits before the 2014 Annual Meeting of Stockholders, further stockholder approval would be required prior to implementing any reverse stock split.

Exchange of Stock Certificates

As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. Computershare, our transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE EXCHANGE AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS.

Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the selected Reverse Stock Split ratio. Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Cash Payment In Lieu of Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the Reverse Stock Split, the Company shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Common Stock on the NASDAQ Capital Market during regular trading hours for the five trading days immediately preceding the Effective Time. As of February 28, 2013, there were approximately 97 stockholders of record of the Common Stock. Upon stockholder approval of this proposal, if the Board of Directors elects to implement the Reverse Stock Split at a reverse split ratio of 6:1, 5:1, 4:1, 3:1 or 2:1, stockholders owning less than six, five, four, three or two shares, respectively, of Common Stock prior to the Reverse Stock Split would be eliminated. However, even if the Board of Directors selects the maximum reverse split ratio of 6:1, the Company does not expect that cashing out fractional stockholders would reduce the number of stockholders of record.

Discretionary Authority of the Board to Abandon Reverse Stock Split

The Board reserves the right to abandon the Reverse Stock Splits without further action by our stockholders at any time before the effectiveness of the certificate of amendment, even if the Reverse Stock Split has been authorized by our stockholders. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our Board to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendments to our Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to Company stockholders of the Reverse Stock Split. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the Reverse Stock Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. The Company believes that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the Reverse Stock Split should have the following federal income tax effects. A stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

The Company will not recognize any gain or loss as a result of the Reverse Stock Split.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding will be required to approve the Reverse Stock Splits and the corresponding amendment to the Certificate of Incorporation to effect the Reverse Stock Split. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR APPROVAL OF THE SERIES OF PROPOSED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION, THAT WOULD EFFECT A REVERSE STOCK SPLIT OF ALL OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK AND, FOR REVERSE STOCK SPLITS OF 3:1 AND HIGHER, REDUCE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK.

PROPOSAL FOUR

APPROVAL OF AMENDMENT TO

THE 2004 EQUITY INCENTIVE PLAN, AS AMENDED

We are asking our stockholders to approve an amendment to the Company’s 2004 Equity Incentive Plan (the “2004 Equity Plan”) to increase the number of authorized shares of Common Stock reserved for issuance under the 2004 Equity Plan by 12,000,000 shares, prior to giving effect to any reverse stock split, as contemplated by Proposal Three. The Board of Directors has approved the increase of the authorized share reserve under the 2004 Equity Plan, subject to approval from our stockholders at the Annual Meeting.

The 2004 Equity Plan was originally adopted by the Board of Directors in January 2004 and approved by our stockholders in February 2004. Our stockholders approved amendments to the 2004 Equity Plan in May 2008, May 2009, May 2010, May 2011 and May 2012. A total of 1,600,000 shares of our Common Stock were initially authorized for issuance under the 2004 Equity Plan. The authorized amount was thereafter increased: (i) by application of the evergreen provisions of the 2004 Equity Plan, through May 2008; (ii) by shares returned to our 1997 Stock Option/Stock Issuance Plan (the “1997 Plan”) that were rolled into the 2004 Equity Plan pursuant to the terms of the 2004 Equity Plan; (iii) by an additional 2,000,000 shares on May 22, 2008 as approved by the stockholders; (iv) by an additional 2,000,000 shares on May 21, 2009 as approved by the stockholders; (v) by an additional 2,300,000 shares on May 20, 2010 as approved by the stockholders; (vi) by an additional 3,000,000 shares on May 18, 2011 as approved by the stockholders; and (vii) by an additional 2,500,000 shares on May 22, 2012 as approved by the stockholders. As of February 28, 2013, a total of 17,047,470 shares of our Common Stock are authorized for issuance under the 2004 Equity Plan, which amount may be increased by the number of shares, if any, returned on or after February 28, 2013 to the 1997 Plan as a result of termination of options or repurchase of shares issued under such plan, up to a maximum of 268,951 shares.

The Board of Directors believes that the number of shares of our Common Stock that remain available for issuance under the 2004 Equity Plan will be insufficient to achieve the purposes of the plan over the term of the plan (which is set to expire in February 2021). Accordingly, the Board of Directors is now requesting that the stockholders approve an amendment to the 2004 Equity Plan to increase of the number of authorized shares of Common Stock reserved for issuance under the 2004 Equity Plan by 12,000,000 shares. The Board of Directors has approved this increase to the authorized share reserve, subject to approval from our stockholders at the Annual Meeting. If this Proposal Four is not approved by our stockholders, the 2004 Equity Plan will continue in accordance with its existing terms, and there will be no such increase to the number of shares of Common Stock reserved for issuance under the 2004 Equity Plan.

Amendment to the 2004 Equity Plan

The following is a summary of the proposed amendment to the 2004 Equity Plan. This summary is qualified in its entirety by reference to the actual text of the 2004 Equity Plan and the proposed amendment thereto, which is appended to this Proxy Statement as Appendix B.

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We propose to amend the 2004 Equity Plan by increasing the number of authorized shares of our Common Stock reserved for issuance under the 2004 Equity Plan by an additional 12,000,000 shares, prior to giving effect to any reverse stock split, as contemplated by Proposal Three, from 17,047,470 shares as of February 28, 2013 to 29,047,470 shares, subject to stockholder approval of this amendment.

The Board of Directors believes that the approval of the amendment to the 2004 Equity Plan is essential to our continued success. We believe that our employees are one of our most valuable assets and that the issuance of awards under the 2004 Equity Plan is a critical factor in our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we operate. Such awards also are crucial to our ability to motivate our employees to achieve our goals. This Proposal Four and the proposed increase in the number of shares authorized for issuance under the 2004 Equity Plan is intended to provide sufficient shares to fund anticipated equity awards under the 2004 Equity Plan until the 2015 Annual Meeting of Stockholders. If approved, the number of authorized shares of Common Stock available for issuance under the 2004 Equity Plan, as a percentage of the number of shares of our Common Stock issued and outstanding, would be consistent with those of our Peer Companies (as defined in the Compensation Discussion and Analysis section of this Proxy Statement). For our Peer Companies, this percentage ranges between 3.5% and 4.5% annually. If this Proposal Four is approved, it would permit us to issue shares under the 2004 Equity Plan at a percentage of up to 4.2% annually, based on the number of shares of our Common Stock currently issued and outstanding. As discussed above, the Board of Directors believes that our ability to issue awards to our employees under the 2004 Equity Plan at a level that is competitive with our Peer Companies is critical to our ability to succeed.

Summary of the 2004 Equity Plan, As Amended

The following is a summary of the principal features of the 2004 Equity Plan, as amended by the Board of Directors and subject to stockholder approval as described in this Proposal Four. The summary is qualified in its entirety by reference to the 2004 Equity Plan as amended, appended to this Proxy Statement as Appendix B.

The 2004 Equity Plan provides for the grant of the following types of incentive awards: (i) stock options, including incentive stock options and nonstatutory stock options, (ii) restricted stock, (iii) stock appreciation rights, and (iv) restricted stock units. Each of these is referred to as an “Award.” The 2004 Equity Plan also provides the ability to grant performance restricted stock, performance units, performance shares and performance restricted stock units (also referred to as “Awards”), which enable the Compensation and Talent Committee of the Board of Directors to use performance goals or other business criteria in establishing specific targets to be attained as a condition to the granting or vesting of Awards.

Eligibility.    Those who will be eligible for Awards under the 2004 Equity Plan are members of the Board of Directors and employees and consultants who provide services to us and our parent or subsidiaries. As of February 28, 2013, approximately 73 of our employees and 8 non-employee directors are eligible for Awards under the 2004 Equity Plan.

Number of Shares of Common Stock Available Under the 2004 Equity Plan.    The maximum aggregate number of shares that may be issued under the 2004 Equity Plan, after giving effect to the proposed amendment, is 29,047,470 shares, which may be increased by the number of shares, if any, returned on or after February 28, 2013 to the 1997 Plan as a result of termination of options or repurchase of shares issued under such plan, up to a maximum of 268,951 additional shares. Shares of our Common Stock may be authorized, but unissued, or reacquired shares. During the term of the 2004 Equity Plan, we will at all times reserve and keep available such number of shares of our Common Stock as will be sufficient to satisfy the requirements of the 2004 Equity Plan.

Shares of our Common Stock subject to Awards granted with an exercise price less than the fair market value on the date of grant count against the share reserve as two shares for every one share subject to such an Award, and if shares acquired pursuant to any such Awards are forfeited or repurchased by us and would otherwise return to the 2004 Equity Plan as described below, two times the number of shares so forfeited or repurchased will become available for future issuance under the 2004 Equity Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject to the Award will become available for future grant or sale under the 2004 Equity Plan. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the stock appreciation right so exercised will cease to be available under the 2004 Equity Plan. If the exercise price of an option is paid by tender of shares owned by the participant to us, or by attestation to the ownership of shares owned by the participant, the number of shares available for issuance under the 2004 Equity Plan will be reduced by the gross number of shares for which the option is exercised. Shares that have actually been issued under the 2004 Equity Plan under any Award will not be returned to the 2004 Equity Plan and will not become available for future distribution under the 2004 Equity Plan; provided, however, that if unvested shares of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us due to failure to vest, such shares will become available for future grant under the 2004 Equity Plan as described above. Shares used to pay the exercise price of an Award and/or used to satisfy tax withholding obligations will not become available for future grant or sale under the 2004 Equity Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the 2004 Equity Plan. The maximum number of shares that may be issued upon the exercise of incentive stock options under the 2004 Equity Plan will equal the maximum aggregate number of shares that may be issued under the 2004 Equity Plan, plus, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), any shares that become available for issuance under the 2004 Equity Plan pursuant to this paragraph.

If we declare a stock dividend or engage in a reorganization or other change in our capital structure, including in connection with a merger, the Administrator (as defined below) will adjust the (i) number and class of shares available for issuance under the 2004 Equity Plan, (ii) number, class and price of shares subject to outstanding Awards, (iii) maximum number of shares issuable under the 2004 Equity Plan and (iv) specified per-person limits on Awards to reflect the change.

As of February 28, 2013, the closing price of a share of our Common Stock as reported on the NASDAQ Capital Market was $1.00.

Administration of the 2004 Equity Plan.    The Board of Directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board of Directors (referred to as the “Administrator”), will administer the 2004 Equity Plan. In certain cases, for example, to make grants to certain of our officers and key employees, intended to be exempt from Section 16 of the Exchange Act, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act, and as “outside directors” under Section 162(m) of the Code, so that we may be eligible to receive a federal tax deduction for certain compensation that qualifies as “performance-based-compensation” under Section 162(m) of the Code granted under the 2004 Equity Plan. The Board of Directors has delegated to the Compensation and Talent Committee of the Board of Directors, administration of the 2004 Equity Plan.

Subject to the terms of the 2004 Equity Plan, the Administrator has broad authority to administer, interpret and construe the 2004 Equity Plan and Awards granted under the 2004 Equity Plan. The Administrator, may, among other things, determine the employees, consultants, and directors who will receive Awards, the numbers and types of Awards to be granted and the terms and conditions of Awards, including the period of their exercisability and relevant vesting conditions.

The Administrator may, with stockholder approval, implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, or cash; (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator; and/or (iii) the exercise price of an outstanding Award could be reduced. However, subject to certain mandatory adjustment provisions set forth in the 2004 Equity Plan (and described above), the Administrator cannot amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award, without stockholder approval.

All decisions, determinations and interpretations made by the Administrator will be final and binding on all participants and any other holders of Awards.

Options.    The Administrator may grant nonstatutory stock options and incentive stock options under the 2004 Equity Plan. The Administrator determines the number of shares subject to each option, although the 2004 Equity Plan provides that a participant may not receive options for more than 1,500,000 shares of our Common Stock in any fiscal year, except that a participant may be granted options for up to an additional 1,500,000 shares in connection with his or her initial service with us, in which case he or she may be granted options covering up to a maximum of 3,000,000 shares in such year.

The aggregate fair market value, determined at the time of grant, of shares of Common Stock with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options.

The Administrator determines the exercise price of options granted under the 2004 Equity Plan, subject to the requirement that the exercise price must be equal to or greater than the fair market value of our Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the Common Stock on the grant date.

The term of each option will be set forth in the Award agreement. The term of an option may not exceed ten years, except that, with respect to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock, the term of an incentive stock option may not exceed five years.

After a participant terminates service with us, the participant may exercise the vested portion of his or her option for the period of time stated in the Award agreement (which period may not exceed the original term of the option). If no such period of time is stated in the participant’s Award agreement, the participant (or, if applicable, the participant’s estate) generally may exercise the option for (i) three months following the participant’s termination for reasons other than death or disability, and (ii) twelve months following the participant’s termination due to death or disability.

The Administrator determines the form of payment it will accept when a participant exercises an option, which may include (i) cash, (ii) check, (iii) promissory note, to the extent permitted by applicable laws, (iv) other shares of Common Stock (provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option will be exercised and that the acceptance of such shares, as determined by the Administrator, will not result in adverse accounting consequences to the Company), (v) consideration received by us under a cashless exercise program implemented by us, (vi) a reduction in the amount of any Company liability to the participant, including any liability under any Company-sponsored deferred compensation program or arrangement, (vii) other consideration and methods of payment permitted by applicable laws, or (viii) any combination of the foregoing methods of payment.

Restricted Stock.    An Award of restricted stock is an issuance of shares of our Common Stock, which remains subject to restrictions that lapse (or vest) based upon the satisfaction of the applicable terms and conditions (including vesting) established by the Administrator in its sole discretion. For example, the Administrator may grant an Award of restricted stock that will only vest if specific performance goals are achieved. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed (unless such acceleration is otherwise not permitted under Section 162(m) of the Code to the extent compliance with Section 162(m) of the Code is desired). On the date set forth in the Award agreement, all unvested restricted stock will be forfeited to us. The Award agreement generally will grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with us for any reason, including death or disability. The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but for Awards of restricted stock that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no participant will be granted a right to purchase or acquire more than 1,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,000,000 shares of restricted stock in connection with his or her initial service with us, in which case he or she may be granted up to a maximum of 2,000,000 shares of restricted stock in such year.

Stock Appreciation Rights.    A stock appreciation right (“SAR”) represents the right to receive the appreciation, if any, in fair market value of our Common Stock between the date of grant and the date of exercise. Upon exercise, the appreciation (if any) may be settled in either cash, shares of our Common Stock or a combination thereof. The Administrator, subject to the terms of the 2004 Equity Plan, will have complete discretion to determine the terms and conditions of SARs granted under the 2004 Equity Plan, but in no event may the exercise price be less than 100% of the fair market value of a share of our Common Stock on the date of grant. The term of an SAR may not exceed ten years. No participant will be granted SARs covering more than 1,500,000 shares during any fiscal year, except that a participant may be granted SARs covering up to an additional 1,500,000 shares of our Common Stock in connection with his or her initial service with us, in which case he or she may be granted SARs covering up to a maximum of 3,000,000 shares in such year.

The Administrator may grant “affiliated” SARs, “freestanding” SARs, “tandem” SARs or any combination thereof. An “affiliated SAR” is an SAR that is granted in connection with a related option and which automatically will be deemed to be exercised at the same time that the related option is exercised. The deemed exercise of an affiliated SAR will not require a reduction in the number of shares subject to the related option. A “freestanding” SAR is one that is granted independent of any options. A “tandem” SAR is an SAR granted in connection with an option that entitles the participant to exercise the SAR by surrendering to us an equivalent portion of the unexercised related option. A tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. With respect to a tandem SAR granted in connection with an incentive stock option, the tandem SAR will expire no later than the expiration of the underlying incentive stock option, the value of the payout with respect to the tandem SAR will be for no more than 100% of the difference between the exercise price of the underlying incentive stock option and the fair market value of the shares of our Common Stock subject to the underlying incentive stock option at the time the tandem SAR is exercised, and the tandem SAR will be exercisable only when the fair market value of the shares of our Common Stock subject to the incentive stock option exceeds the exercise price of the incentive stock option.

Restricted Stock Units.

A restricted stock unit represents an amount equal to the fair market value of one share of Common Stock on the date of grant and is an unfunded and unsecured obligation of the Company. Each Award of restricted stock units will be evidenced by an Award agreement which will set forth the terms and conditions of the Award. The Administrator will establish service-based or other vesting criteria (including performance-based vesting criteria) in its discretion, which, depending on the extent to which such criteria are met, will determine the number of restricted stock units to be paid to participants. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of the restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting provisions for such restricted stock units (unless such reduction or waiver is otherwise not permitted under Section 162(m) of the Code to the extent compliance with Section 162(m) of the Code is desired, as described below). Vested restricted stock units will be settled in shares of our Common Stock to be paid out to participants no late than ten business days following the date on which such restricted stock units vest. On the date set forth in the Award agreement, all unvested restricted stock units will be forfeited to us. The Administrator will determine the number of shares of Common Stock granted pursuant to a restricted stock unit award, but, for Awards of performance-based restricted stock units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no participant will be granted more than 1,000,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,000,000 restricted stock units in connection with his or her initial service with us, in which case he or she may be granted up to a maximum of 2,000,000 restricted stock units for such initial year of service.

Performance Awards

The 2004 Equity Plan permits us to grant Awards, including performance units, performance shares, and restricted stock units, that are subject to performance-based vesting conditions. As described below, the 2004 Equity Plan also permits the grant of Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Performance Units and Performance Shares.    Performance units and performance shares are Awards that are granted subject to the achievement of performance objectives and goals (which may be based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion) or other provisions established by the Administrator and that result in a payment to a participant only if the specified performance goals or other vesting criteria the Administrator establishes are achieved. Each Award of performance units or performance shares will be evidenced by an Award agreement and will specify the performance period and such other terms and conditions as determined by the Administrator. After the applicable performance period has ended, any earned performance units and performance shares will be paid, in the Administrator’s sole discretion, in the form of cash, shares of our Common Stock, or in a combination thereof. The extent to which the performance objectives are met will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest at a rate determined by the Administrator; however, after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share (unless such reduction or waiver is otherwise not permitted under Section 162(m) of the Code to the extent compliance with Section 162(m) of the Code is desired, as described below). On the date set forth in the Award agreement, all unearned or unvested performance units and performance shares will be forfeited to us. The Administrator will determine the number of performance shares or performance units to be granted to a participant, but for Awards of performance shares or performance units that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no participant will receive more than 1,000,000 performance shares during any fiscal year and no participant will receive performance units having an initial value greater than $4,000,000 during any fiscal year, except that a participant may be granted up to an additional 1,000,000 performance shares in connection with his or her initial service with us, in which case he or she may be granted up to a maximum of 2,000,000 shares for such initial year of service. Each performance unit will have an initial value established by the Administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share of our Common Stock on the grant date.

Compliance with Section 162(m) of the Code: Performance Goals

The 2004 Equity Plan allows us to grant Awards that may qualify as “performance-based compensation” that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per “covered employee” imposed by Section 162(m) of the Code. Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” (generally, the chief executive officer and the top three most highly compensated officers other than the chief financial officer) in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. While we believe it is in the best interests of the Company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation,” we cannot guarantee that such compensation ultimately will be deductible by us. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the plan must (1) describe the employees eligible to receive such awards, (2) provide a per-person limit on the number of shares subject to stock options and performance stock awards, and the amount of cash that may be subject to performance cash awards, granted to any employee under the plan in any year, and (3) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested and/or exercisable). These terms must be approved by our stockholders and[, accordingly, we are requesting our stockholders to approve the 2004 Equity Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance awards granted under the 2004 Equity Plan (as described in the summary below) were approved by our stockholders at our 2011 Annual Meeting.

As discussed above, the grant and/or vesting of Awards of restricted stock, restricted stock units, performance shares and performance units and other incentives under the 2004 Equity Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (collectively, the “Performance Goals”). With respect to such Awards, Performance Goals will be based on: (1) cash position; (2) clinical progression; (3) collaboration arrangement; (4) collaboration progression; (5) earnings per share; (6) financing event; (7) net income; (8) operating cash flow; (9) operating expenses; (10) operating income; (11) product approval; (12) product revenues; (13) profit after tax; (14) projects in development; (15) regulatory filings; (16) return on assets; (17) return on equity; (18) revenue growth; and (19) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index or to another Performance Goal. With respect to any Award, Performance Goals may be used alone or in combination and may differ from participant to participant and from Award to Award. Prior to the date that will not jeopardize qualification of an Award under the 2004 Equity Plan to qualify as “performance-based compensation” under Section 162(m) of the Code, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis of the Company’s annual report.

Transferability of Awards.    Awards are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. The Administrator may make an Award transferable only to one or more of the following: (i) the participant’s spouse, children or grandchildren (including adopted and step children or grandchildren), parents, grandparents, siblings or any “Family Member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the participant; (ii) a trust for the benefit of one or more of the participant or the persons referred to in clause (i); (iii) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or stockholders; or (iv) organizations as charitable donations.

Change in Control.    In the event of a change in control of the Company (as defined in the 2004 Equity Plan and described below), each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Award, then: (i) the participant will fully vest in, and have the right to exercise, all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable; (ii) all restrictions on restricted stock will lapse; and, (iii) with respect to performance shares, performance units and restricted stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to Awards granted to a non-employee director of the Company that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant not at the request of the successor, then: (i) the participant will fully vest in, and have the right to exercise, his or her options and stock appreciation rights as to all of the shares subject to the Award; (ii) all restrictions on restricted stock shall lapse; and, (iii) with respect to performance shares, performance units and restricted stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For purposes of the 2004 Equity Plan, a change in control generally means the occurrence of any of the following events: (i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of our then outstanding voting securities; (ii) consummation of the sale or disposition by us of all or substantially all of our assets; (iii) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the 2004 Equity Plan); or (iv) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Amendment and Termination of the 2004 Equity Plan.    The Administrator has the authority to amend, alter, suspend or terminate the 2004 Equity Plan at any time, except that stockholder approval will be required for any amendment to the 2004 Equity Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2004 Equity Plan will impair the rights of any participant, unless mutually agreed in writing and signed by the participant and the Company. The 2004 Equity Plan will terminate on February 9, 2021 unless the Administrator terminates it earlier.

New Plan Benefits

Awards that an employee, director or consultant may receive under the 2004 Equity Plan are granted in the Administrator’s discretion and are not subject to set benefits or amounts, and we have not approved any Awards that are conditioned on stockholder approval of the 2004 Equity Plan. Therefore, we cannot currently determine the benefits, amounts or number of shares subject to Awards that may be granted in the future to our executive officers and other employees, directors or consultants under the 2004 Equity Plan.

2004 Equity Plan Benefits

The following table sets forth, for each of the individuals and various groups indicated, the number of shares of Common Stock subject to stock option Awards granted under the 2004 Equity Plan as of February 28, 2013.

Name of Individual or Group	Number of Shares Subject to Awards
Robert I. Blum	2,644,425
Sharon A. Barbari	1,031,500
David W. Cragg	605,000
Fady I. Malik, M.D., Ph.D.	479,275
Andrew A. Wolff, M.D., F.A.C.C.	1,002,500
All current executive officers, as a group	5,762,700
All current directors who are not executive officers, as a group	1,679,906
All current employees who are not current executive officers, as a group(1)	12,949,501
Santo J. Costa	85,000
John T. Henderson	352,231
B. Lynne Parshall	50,000

(1)	Includes former employees who have currently exercisable stock options.

The following table sets forth, for each of the individuals and various groups indicated, the number of shares of Common Stock subject to Awards of restricted stock and restricted stock units granted under the 2004 Equity Plan as of February 28, 2013.

Name of Individual or Group	Number of Shares Subject to Awards
Robert I. Blum	350,000
Sharon A. Barbari	200,000
David W. Cragg	125,000
Fady I. Malik, M.D., Ph.D.	185,500
Andrew A. Wolff, M.D., F.A.C.C.	175,000
All current executive officers, as a group	1,035,500
All current directors who are not executive officers, as a group	—
All current employees who are not current executive officers, as a group	2,552,960
Santo J. Costa	—
John T. Henderson	—
B. Lynne Parshall	—

As of February 28, 2013, a total of 11,337,226 shares of our Common Stock were subject to outstanding stock options awarded under the 2004 Equity Plan and the 1997 Plan. As of such date, these stock option awards had a weighted average exercise price of $3.02 per share and a weighted average remaining term of 6.5 years. No stock option awards were granted under the 2004 Equity Plan or 1997 Plan in which the exercise price for the underlying shares was less than the fair market value of such shares on the date of grant. As of February 28, 2013, there were 1,281,500 unvested restricted stock units outstanding. As of February 28, 2013, there were 4,697,695 shares available for grant under the 2004 Equity Plan, which may be increased by the number of shares, if any, returned on or after February 28, 2013 to the 1997 Plan as a result of termination of options or repurchase of shares issued under such plan, up to a maximum of 268,951 additional shares.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the 2004 Equity Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an Award or the disposition of shares of Common Stock acquired under the 2004 Equity Plan. The 2004 Equity Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the participant’s alternative minimum tax at exercise, if any, in which case the amount of tax is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect, under Section 83(b) of the Code, to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Restricted Stock Units.    A participant generally will not have taxable income at the time restricted stock units are granted. Instead, he or she will recognize ordinary income upon distribution of shares with respect to a restricted stock unit in an amount equal to the fair market value of those shares. Any additional gain or loss recognized upon any other disposition of the shares would be capital gain or loss. The capital gain tax rate will depend on a number of factors, including the length of time the participant held the shares prior to selling them.

Section 409A.    Section 409A of the Code provides certain requirements on non-qualified deferred compensation arrangements. Generally, stock options, stock appreciation rights and restricted stock granted under the 2004 Equity Plan will not be deemed deferred compensation. Awards other than stock options and restricted stock, certain Awards that are modified after the date of grant, Awards with deferral features, and discounted stock options or stock appreciation rights (i.e., stock options or stock appreciation rights granted with an exercise price below the fair market value of the underlying stock on the date of grant) may be subject to Section 409A of the Code. If an Award is subject to and fails to satisfy the requirements of Section 409A of the Code the participant may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A of the Code fails to comply with the provisions of Section 409A of the Code , Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax). We strongly encourage recipients of such Awards to consult their tax, financial or other advisor regarding the tax treatment of such Awards.

Tax Effect for the Company; Section 162(m).    We generally will be entitled to a tax deduction in connection with an Award under the 2004 Equity Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, upon exercise of a nonstatutory stock option), provided that we satisfy certain tax withholding requirements applicable to such income. Special rules limit the deductibility of compensation paid to our Chief Executive Officer (i.e., our principal executive officer) and to each of our three most highly compensated executive officers for the taxable year (other than the principal financial officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) of the Code are met for such compensation to qualify as performance-based compensation. These conditions include obtaining stockholder approval of the 2004 Equity Plan, setting limits on the number of shares of Common Stock and, in the case of performance units, the value for which Awards may by granted to any participant during any fiscal year as described above under “Summary of the 2004 Equity Incentive Plan, As Amended,” and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. As discussed above, the 2004 Equity Plan has been designed to permit the Administrator to grant Awards that may qualify as performance-based-compensation within the meaning of Section 162(m) of the Code for purposes of satisfying the conditions of Section 162(m) of the Code for exemption from the deduction limits.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2004 EQUITY PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Required Vote and Board of Directors Recommendation

The approval of the amendment to the 2004 Equity Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The amendment to the 2004 Equity Plan will not be effective if our stockholders do not vote FOR its approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2004 EQUITY PLAN AND THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 2004 EQUITY PLAN.

PROPOSAL FIVE

APPROVAL OF AMENDMENT TO THE COMPANY’S

2004 EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve an amendment to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”) to increase the number of authorized shares of Common Stock reserved for issuance under the ESPP by 1,000,000 shares, prior to giving effect to any reverse stock split, as contemplated by Proposal Three. The Board of Directors has approved the increase of the authorized share reserve under the ESPP, subject to approval from our stockholders at the Annual Meeting.

The Board of Directors first adopted the ESPP on January 21, 2004 and it became effective on May 3, 2004, in connection with the Company’s initial public offering of its Common Stock. Employees have participated in the ESPP since May 3, 2004. A total of 500,000 shares of our Common Stock were initially authorized for issuance under the ESPP. In May 2006, the stockholders approved an amendment to the ESPP to increase the number of shares authorized for issuance under the ESPP by 1,000,000 shares.

Prior to taking into account the additional 1,000,000 shares of our Common Stock requested for issuance under the ESPP pursuant to this Proposal Five, a total of 1,500,000 shares were available for issuance under the ESPP. During 2012, 90,062 shares were purchased under the ESPP at a price of $0.72 per share. During 2011, 112,931 shares were purchased under the ESPP at a price of $1.11 per share. As of February 28, 2013, only 226,321 shares remained available for issuance under the ESPP. Our Board of Directors believes that the number of shares of our Common Stock that remain available for issuance will be insufficient to achieve the purposes of the ESPP over its term unless the additional shares are authorized and approved by the stockholders.

We believe that the approval of an additional 1,000,000 shares of our Common Stock to the ESPP is essential to our continued success. Our employees are one of our most valuable assets. The incentives provided to such employees by the ESPP are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete.

Description of the Employee Stock Purchase Plan

The following summary outlines the principal features of the ESPP and its terms of operation. The ESPP, as amended by the Board of Directors and subject to stockholder approval as described in this Proposal Five, is set forth in its entirety as Appendix C to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix C.

Purpose

The purpose of the ESPP is to provide eligible employees of the Company with the opportunity to purchase shares of our Common Stock (generally at a discount) through payroll deductions. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Eligibility to Participate

An employee is eligible to participate in the ESPP if he or she is a common law employee and is customarily employed for at least 20 hours per week and more than five months in any calendar year, however no employee will be granted an option under the ESPP to the extent that immediately after the grant the employee would own capital stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s capital stock or to the extent that his or her right to purchase stock under all employee stock purchase plans of the Company (or any parent or subsidiary of the Company) would exceed $25,000 worth of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding. The maximum number of shares of our Common Stock purchasable in any one purchase period by any individual is 1,250 shares.

As of February 28, 2013, approximately 63 employees were eligible to participate in the ESPP.

Administration, Amendment and Termination

The Board of Directors or a committee of the members of the Board of Directors (collectively referred to as the “Administrator”) administers the ESPP. Subject to the terms of the ESPP, the Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to adjudicate claims under the ESPP and to establish the procedures that it deems necessary for the administration of the ESPP. The Administrator may delegate one or more of ministerial duties in the administration of the ESPP. Every finding, decision and determination made by the Administrator (or its designee) will, to the full extent permitted by law, be final and binding upon all parties.

The Administrator generally may amend or terminate the ESPP at any time and for any reason. However, certain amendments may not be made if they adversely affect the rights of any participant with respect to options granted prior to the date of such amendment. To the extent necessary to comply with Section 423 of the Code, the Company shall obtain stockholder approval of any changes to the extent required.

The ESPP will continue in effect until it is terminated by the Administrator.

Number of Shares of Common Stock available under the ESPP

Prior to taking into account the additional 1,000,000 shares of Common Stock pursuant to this Proposal Five, a total of 1,500,000 shares of our Common Stock were authorized for issuance under the ESPP. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our Common Stock, or other change in the corporate structure of the Company such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate to prevent a dilution or enlargement of the benefits to be available under the ESPP, the Administrator will (1) adjust the number and class of common stock issuable under the ESPP, (2) to adjust the purchase price per share and the number of shares covered by each outstanding option under the ESPP which has not yet been exercised, (3) adjust the number of shares reserved for issuance under the ESPP; and (4) adjust the number of shares a participant is permitted to purchase during a purchase period.

Should the total number of shares of our Common Stock to be purchased pursuant to outstanding options on any particular date exceed either (1) the number of shares that were available for sale under the ESPP on the enrollment date of the applicable offering period or (2) the number of shares then available for issuance under the ESPP on such exercise date, then the Administrator, in its sole discretion, may provide that the Company shall make a pro rata allocation of the shares available for purchase on such enrollment date or exercise date, as applicable, in as uniform a manner as shall be practicable and then choose to either terminate or continue the offering period then in effect.

Offering Period and Purchase Rights

Shares of our Common Stock are offered under the ESPP through a series of consecutive overlapping offering periods of approximately 24 months. The Administrator may change the duration of an offering period in its sole discretion. The ESPP currently provides that such offering periods will begin on the first trading day on or after May 1 and on the first trading day on or after November 1 each year over the term of the ESPP. Accordingly, two separate offering periods will begin in each calendar year. Each offering period will consist of a series of one or more successive purchase periods. Currently, purchase periods run from the first trading day on or after May 1 and November 1 of each year, to the first trading day on or before the subsequent October 31 and April 30, respectively.

If the fair market value of a share of our Common Stock on any exercise date within a particular offering period is less than the fair market value of a share on the enrollment date of that offering period, then the participants in that offering period will automatically be transferred from that offering period after the exercise of their option on such exercise date and re-enrolled in the immediately following offering period.

Purchase of Shares

On the exercise date (i.e., the first trading day after May 1 and November 1 of each year), the Company uses the payroll deductions credited to each participating employee’s account to purchase shares of Common Stock for such employee’s account. The purchase price of the shares purchased on behalf of each participant on each exercise date will be equal to 85% of the lower of (1) the fair market value of a share of our Common Stock on the start date of the offering period in which the participant is enrolled and (2) the fair market value of a share of our Common Stock on the exercise date. The fair market value under the ESPP generally means the closing sales price for the Company’s common stock on the NASDAQ National Market System for the day in question. As soon as administratively practicable after each exercise date, the Company will deliver to the participant the shares of Common Stock purchased upon exercise of his or her option in the form determined by the Administrator.

Withholding

At the time an option is exercised under the ESPP (in whole or in part) or at the time some or all of the shares of Common Stock issued under the ESPP are disposed of, the participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations.

Withdrawal Rights and Termination of Employment

A participant may withdraw from the ESPP at any time, and, as promptly as practicable following such withdrawal, all of the accumulated payroll deductions credited to the participant’s account will be refunded, without interest, and the participant’s option for the offering period will automatically terminate and no further payroll deductions will be made. Upon the participant’s cessation of employment or loss of eligible employee status, the participant will be deemed to have elected to withdraw from the ESPP and all payroll deductions will automatically cease and all payroll deductions credited to the participant’s account but not yet used to purchase shares under the ESPP will be refunded to the participant (or the participant’s beneficiary or estate, if applicable), without interest.

Transferability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or pursuant to a valid beneficiary designation in accordance with the terms of the ESPP) by the participant.

Change of Control

In the event of a change of control (as defined in the ESPP and described below), each outstanding option will be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation refuses to assume or substitute for such outstanding option, the purchase period then in progress will be shortened and will end on the new exercise date, which will be a date before the date of the change of control of the Company. The Board of Directors will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s outstanding options will automatically be exercised on the new exercise date, unless the participant withdraws from the offering period prior to the new exercise date.

For purposes of the ESPP, a change of control generally means the occurrence of any of the following events: (1) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of our then outstanding voting securities; (2) consummation of the sale or disposition by us of all or substantially all of our assets; (3) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (4) a change in the composition of the Board of Directors, as a result of which fewer tan a majority of the directors are “incumbent directors” (as defined in the ESPP).

Number of Shares Purchased by Certain Individuals and Groups

Given that the number of shares of our Common Stock that may be purchased under the ESPP is determined, in part, on the fair market value of a share of our Common Stock on the first and last day of the enrollment period and given that each employee’s participation in the ESPP is voluntary, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares of our Common Stock that were purchased during fiscal year 2012 under the ESPP, and the (b) average price per share purchase price paid for such shares.

Name of Individual or Group	Number of Shares Purchased	Average per Share Purchase Price
Sharon A. Barbari	2,500	$0.72
Executive Vice President, Finance and Chief Financial Officer
David W. Cragg	2,500	$0.72
Senior Vice President, Human Resources
Fady. I. Malik, M.D., Ph. D.	2,500	$0.72
Senior Vice President, Research and Early Development
Andrew Wolff, M.D., F.A.C.C	2,500	$0.72
Senior Vice President, Clinical Research and Development and Chief Medical Officer
All directors who are not executive officers, as a group(1)	—	—
All employees who are not executive officers, as a group	80,062	$0.72

(1)	Directors who are not employees of the Company are not eligible to participate in the ESPP.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an option or the disposition of stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

An employee generally will not have taxable income when the shares of our Common Stock are purchased for him or her on the applicable exercise date, but the employee generally will have taxable income when the employee sells or otherwise disposes of shares purchased under the ESPP. For shares of our Common Stock that the employee does not dispose of until more than 24 months after the applicable enrollment date and more than 12 months after the purchase date (the “holding period”), any gain up to the amount of the discount (if any) from the fair market value of the shares on the enrollment date (or re-enrollment date) is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the holding period, the employee sells the shares of Common Stock for less than the purchase price, the difference is a long-term capital loss. Shares of Common Stock sold within the holding period are taxed at ordinary income rates on the amount of discount received from the share’s fair market value on the purchase date. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date begins the period for determining whether the gain (or loss) is short-term or long-term.

The Company may deduct for federal income tax purposes an amount equal to the ordinary income the employee must recognize when he or she disposes of shares purchased under the ESPP within the holding period. The Company may not deduct any amount for shares disposed of after the holding period.

Summary

We believe strongly that the approval of an additional 1,000,000 shares of our Common Stock to the ESPP’s share reserve is essential to our continued success. The ESPP constitutes an important incentive for employees of the Company and helps us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are one of our most valuable assets. We strongly believe that the addition of the requested shares of our Common Stock to the ESPP is essential for us to compete for talent in the very difficult labor markets in which we operate.

Required Vote and Board of Directors Recommendation

The approval of the amendment to the ESPP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The amendment to the ESPP will not be effective if our stockholders do not vote FOR its approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT

TO THE COMPANY’S 2004 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE

NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER SUCH

PLAN BY 1,000,000 SHARES.

FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “likely,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” and other similar words or phrases, as well as statements in the future tense. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include statements relating to compensation plans, strategies, objectives and our anticipated financial and operational performance. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those set forth in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2013, certain information with respect to the beneficial ownership of Common Stock by:

•	any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by us to be the beneficial owner of more than 5% of our voting securities,

•	each director and each nominee for director to the Company,

•	each of the executive officers named in the Summary Compensation Table appearing herein, and

•	all such executive officers, directors and nominees for director of the Company as a group.

The number and percentage of shares beneficially owned are based on the aggregate of 144,463,469 shares of Common Stock outstanding as of February 28, 2013, adjusted as required by the rules promulgated by the SEC. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of the Company.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding
5% Stockholders:
Eastern Capital Limited(1)	14,303,071	9.9%
P.O. Box 31363 Grand Cayman KY1-1206, Cayman Islands
Entities Affiliated with T. Rowe Price(2)	13,152,890	9.1%
100 E. Pratt Street, Baltimore, MD 21202
Entities Affiliated with Deerfield(3)	12,049,699	8.3%
780 Third Avenue, 37th Floor New York, NY 10017
Entities affiliated with FMR, LLC.(4)	10,505,000	7.3%
82 Devonshire Street, Boston, MA 02109
Entities Affiliated with Lansdowne Partners Limited Partnership(5)	10,409,190	7.2%
15 Davies Street London W1K 3AG England
Bio-Technology Value Fund, LP(6)	10,313,435	7.1%
900 North Michigan Avenue, Suite 100 Chicago, IL 60611
Executive Officers and Directors:
Robert I. Blum(7)	1,618,148	1.1%
Sharon A. Barbari(8)	862,932	*
David W. Cragg(9)	530,039	*
Fady I. Malik, M.D., Ph.D.(10)	351,479	*
Andrew A. Wolff, M.D., F.A.C.C.(11)	818,882	*
Santo J. Costa(12)	75,138	*
Stephen Dow(13)	1,849,849	1.3%
L. Patrick Gage, Ph.D.(14)	297,205	*
Denise M. Gilbert, Ph.D.(15)	107,916	*
John T. Henderson, M.B., Ch.B.(16)	254,228	*
B. Lynne Parshall, Esq.(17)	2,777	*
Sandford D. Smith(18).	70,126	*
Wendell Wierenga, Ph.D.(19)	71,804	*
All directors and named executive officers as a group (13 persons)	6,910,523	4.6%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

(1)	Based on a Schedule 13G/A filed with the SEC on July 2, 2012.

(2)

Based on a Schedule 13G filed with the SEC on February 14, 2013. These securities are owned by various individual and institutional investors (including T. Rowe Price New Horizons Fund, Inc. (which owns 8,171,800 shares, representing 5.7% of the shares outstanding) which T. Rowe Price, Inc. (Price Associates) serves as an investor adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Excludes 7,894,734 shares of Common Stock underlying warrants held by T. Rowe Price entities that are exercisable as of February 28, 2013.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2013. Represents: (a) 442,034 shares of Common Stock held by Deerfield Partners, L.P; (b) 585,951 shares of Common Stock held by Deerfield International Master Fund, L.P.; (c) 1,556,575 shares of Common Stock held by Deerfield Special Situations Fund Limited; (d) 2,201,767 shares of Common Stock held by Deerfield Special Situations International Master Fund, L.P.; (e) 3,385,142 shares of Common Stock held by Deerfield Private Design Fund II, L.P and (f) 3,878,230 shares of Common Stock underlying held by Deerfield Private Design International II, L.P. Excludes: (a) 20,500,600 shares of Common Stock underlying warrants held by Deerfield entities that are exercisable as of February 28, 2013, and (b) 23,026,000 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock held by Deerfield entities that are convertible as of February 28, 2013; these shares are excluded because the underlying instruments prohibit the holder from exercising or converting the instrument if, as a result of such exercise or conversion, the holder and its affiliates would own more than 9.98% of the total number of shares of the Company’s common stock then issued and outstanding.

(4)

Based on a Schedule 13G filed with the SEC on February 14, 2013. Represents: 10,209,280 shares of Common Stock held by Fidelity Select Biotechnology Portfolio. Excludes: 4,351,480 shares of Common Stock, underlying warrants held by Fidelity entities that are exercisable as of February 28, 2013.

(5)

Based on a Schedule 13G filed with the SEC on February 13, 2013, Represents: 10,409,190 shares of common stock held by Lansdowne Partners Limited Partnership. Excluding 3,157,893 shares of Common Stock underlying warrants held by Lansdowne entities that are exercisable as of February 28, 2013.

(6)

Based on a Schedule 13G filed with the SEC on February 14, 2013. Represents: (a) 5,270,690 shares of Common Stock held by Biotechnology Value Fund, L.P.; (b) 3,032,270 shares of Common Stock held by Biotechnology Value Fund II, L.P.; and (c) 2,010,475 shares of Common Stock held by Investment 10, LLC. Excludes 5,526,311 shares of Common Stock underlying warrants held by BVF Partners entities that are exercisable as of February 28, 2013.

(7)

Represents: (a) 18,416 shares of Common Stock held by Mr. Blum; (b) 12,500 shares of Common Stock held by the Brittany Blum 2003 Irrevocable Trust; (c) 12,500 shares of Common Stock held by the Bridget Blum 2003 Irrevocable Trust; and (d) 1,574,732 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 28, 2013. Mr. Blum disclaims beneficial ownership of the shares of Common Stock held by the trusts.

(8)

Represents: (a) 84,996 shares of Common Stock held by the Barbari Family Trust; and (b) 777,936 shares of Common Stock underlying options granted to Ms. Barbari that are exercisable within 60 days of February 28, 2013.

(9)

Represents: (a) 57,331 shares of Common Stock held by Mr. Cragg; and (b) 472,708 shares of Common Stock underlying options granted to Mr. Cragg that are exercisable within 60 days of February 28, 2013.

(10)

Represents: (a) 90,330 shares of Common Stock held by Dr. Malik; and (b) 261,149 shares of Common Stock underlying options granted to Dr. Malik that are exercisable within 60 days of February 28, 2013.

(11)

Represents: (a) 67,948 shares of Common Stock held by Dr. Wolff; and (b) 750,934 shares of Common Stock underlying options granted to Dr. Wolff that are exercisable within 60 days of February 28, 2013.

(12)	Represents: 75,138 shares of Common Stock underlying options granted to Mr. Costa that are exercisable within 60 days of February 28, 2013.

(13)

Based on Form 4 filed with the SEC on November 16, 2012 for entities affiliated with Sevin Rosen Funds. Represents: (a) 625,950 shares of Common Stock held by Sevin Rosen Fund VII L.P.; (b) 24,050 shares of Common Stock held by Sevin Rosen VII Affiliates Fund L.P.; (c) 755,631 shares of Common Stock held by Sevin Rosen Fund VIII L.P.; (d) 15,421 shares of Common Stock held by Sevin Rosen VIII Affiliates Fund L.P.; (e) 145,000 shares of Common Stock held by the Dow Family Trust; and (f) 283,797 shares of Common Stock underlying options granted to Mr. Dow that are exercisable within 60 days of February 28, 2013. Stephen Dow is a general partner of each of the Sevin Rosen entities. Mr. Dow disclaims beneficial ownership of the shares held by entities affiliated with Sevin Rosen Funds, except to the extent of his proportionate partnership interest therein.

(14)	Represents 297,205 shares of Common Stock underlying options granted to Dr. Gage that are exercisable within 60 days of February 28, 2013.

(15)	Represents 107,916 shares of Common Stock underlying options granted to Dr. Gilbert that are exercisable within 60 days of February 28, 2013.

(16)

Represents (a) 1,500 shares of Common Stock held by Dr. Henderson; (b) 500 shares held by Dr. Henderson’s spouse; and (c) 252,228 shares of Common Stock underlying options granted to Dr. Henderson that are exercisable within 60 days of February 28, 2013. Dr. Henderson disclaims beneficial ownership of the shares of Common Stock held by his spouse.

(17)	Represents: 2,777 shares of Common Stock underlying options granted to Ms. Parshall that are exercisable within 60 days of February 28, 2013.

(18)	Represents: 70,126 shares of Common Stock underlying options granted to Mr. Smith that are exercisable within 60 days of February 28, 2013.

(19)	Represents: 71,804 shares of Common Stock underlying options granted to Dr. Wierenga that are exercisable within 60 days of February 28, 2013.

Except as otherwise noted above, the address of each person listed on the table is c/o Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, CA 94080.

We do not have a policy for stock ownership guidelines for members of the Board of Directors or executive officers.

BOARD OF DIRECTORS

Our Board of Directors is composed of individuals whose knowledge, background, experience and judgment we believe to be valuable to the Company. The primary functions of our Board of Directors are to:

•	Review and approve our strategic direction and annual operating plan and monitor our performance;

•	Evaluate the President and Chief Executive Officer;

•	Review management performance and compensation;

•	Review management succession planning;

•	Advise and counsel management;

•	Monitor and manage potential conflicts of interests of management, board members and stockholders;

•	Oversee the integrity of financial information; and

•	Monitor the effectiveness of the governance practices under which the Board of Directors operates and make changes as needed.

We do not have a formal diversity policy for selecting Board of Directors members. However, we believe it is important that the members of our Board of Directors collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting late-stage clinical development and commercialization of our products. We therefore seek as members of our Board of Directors individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, legal and regulatory compliance and compensation and retention practices.

The following table sets forth in alphabetical order the names of each of our Class I Directors, each of our Class II Directors, and each of our Class III Directors and their ages and present positions with us as of February 28, 2013.

Name	Age	Position
Robert I. Blum	49	President and Chief Executive Officer; Class II Director
Santo J. Costa(2)(3)	67	Class III Director
Stephen Dow(1)(2)(4)	57	Class III Director
L. Patrick Gage, Ph.D.(2)(3)	70	Chairman of the Board of Directors; Class I Director
Denise M. Gilbert, Ph.D.(1)	55	Class II Director
John T. Henderson, M.B., Ch.B.(1)(2)	68	Class III Director
B. Lynne Parshall(1)	57	Class III Director
Sandford D. Smith(3)	66	Class II Director
Wendell Wierenga, Ph.D.(3)	65	Class I Director

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Compensation and Talent Committee.

(4)	Mr. Dow notified the Company on February 7, 2013, that he will not stand for re-election at the 2013 Annual Meeting.

Robert I. Blum was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc., a biopharmaceutical company, since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Mr. Blum brings to our Board of Directors a deep familiarity with our operations, strategy and vision, as well as a record of successful corporate management, strategic partnering and financing.

Santo J. Costa has served as a member of our Board of Directors since November 2010. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North Carolina, specializing in corporate law for healthcare companies. From 1994 to 2001, he held various positions at Quintiles Transnational Corporation, including as Vice Chairman, President and Chief

Operating Officer. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, he served as U.S. Area Counsel with Merrell Dow Pharmaceuticals and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals. Mr. Costa has served on the Board of Directors of Biovest Corp. I from March 2010 until March 2013. He served as Chairman of LaboPharm, Inc. from 2006 to 2011, Chairman of NeuroMedix Inc. from 2005 to 2007, a director of CV Therapeutics from 2001 to 2009, a director of OSI Pharmaceuticals from 2006 to 2010 and a director of NPS Pharmaceuticals from 1995 to 2007, as well as serving as a director at other private companies. Mr. Costa is an Adjunct Professor in the clinical research program at the Campbell University School of Pharmacy. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University.

Mr. Costa brings to our Board of Directors broad operational leadership experience in the pharmaceutical and clinical services industries, including relevant legal, regulatory, governance and policy expertise. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Stephen Dow has served as a member of our Board of Directors since April 1998. He served as Lead Outside Director of the Board of Directors from February 2009 through March 2010. Mr. Dow has been a General Partner with Sevin Rosen Funds, a venture capital firm, since 1983. Since 1989, Mr. Dow has served on the Board of Directors of Citrix Systems Inc., an enterprise software company. He has served as the chief executive officer of two privately held software companies and served on the board of directors of numerous public and privately held companies in a variety of industries during his tenure at Sevin Rosen Funds. Mr. Dow received a B.A. in Economics and an M.B.A. from Stanford University.

Mr. Dow brings to our Board of Directors a diversity of experience in the development, financing and management of emerging technology and life science companies.

Mr. Dow has decided to not stand for re-election at the Annual Meeting, and will not serve on our Board of Directors following the Annual Meeting,

L. Patrick Gage, Ph.D. has served as a member of our Board of Directors since November 2009 and as Chairman of the Board of Directors since March 2010. Since July 2002, Dr. Gage has served as a consultant to the biopharmaceutical industry, including service as an advisor to venture capital firms. From 1998 to 2002, Dr. Gage was President of Wyeth Research and subsequently also Senior Vice President, Science and Technology. From 1989 to 1998, he held roles of increasing responsibility at Genetics Institute, Inc., first as head of Research and Development, then as Chief Operating Officer and eventually as President. From 1971 to 1989, Dr. Gage held various positions in research management with Hoffmann-La Roche Inc., most recently serving as Vice President responsible for U.S. drug discovery. Dr. Gage served on the Board of Directors of Neose Technologies from 2002 through 2009, and as the Chairman of its Board of Directors from 2006 through 2009. He served on PDL BioPharma, Inc.’s Board of Directors from 2003 through 2008, as the Chairman of its Board of Directors in 2007, and as its Interim Chief Executive Officer from 2007 through 2008. Dr. Gage served on the Board of Directors of Serono (now a subsidiary of Merck KGaA) from 2004 until 2007. He also serves as the Chairman of the Board of Directors of a privately held, clinical-stage life science company. Dr. Gage earned a bachelor’s degree in Physics from the Massachusetts Institute of Technology and a Ph.D. in Biophysics from the University of Chicago.

Dr. Gage brings to our Board of Directors extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries and in strategies for bringing breakthrough medicines to approval and commercialization.

Denise M. Gilbert, Ph.D. has served as a member of our Board of Directors since May 2008. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation). From 1993 to 1995, Dr. Gilbert was Chief

Financial Officer and Executive Vice President of Affymax Inc. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert has served on the Board of Directors of Dynavax Technologies Corporation, a biopharmaceutical company, since 2004, and on the Board of Directors of Kalobios Pharmaceuticals, Inc., a biotechnology company since 2006. She served on the Board of Directors of Connetics Corporation, a pharmaceutical company, from 2003 to 2007. Dr. Gilbert holds a B.S. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

Dr. Gilbert brings to our Board of Directors broad experience in leading and advising developing life sciences companies, and in implementing and overseeing financial systems and controls and creating financing and strategic partnering opportunities for these companies.

John T. Henderson, M.B., Ch.B. has served as a member of our Board of Directors since February 2009. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in December 2000, Dr. Henderson was with Pfizer Inc. for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson has served on the Board of Directors of Myriad Genetics, Inc., a healthcare diagnostics company, since 2004, and served as the Chairman of Myriad’s Board of Directors since April 2005. He has served on the Board of Directors of Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.) since its spin-off from Myriad Genetics, Inc. from June 2009 until January 2013. He also serves as the chairman of the Board of Directors of a privately held pharmaceutical research and development company. Dr. Henderson earned his bachelor’s of science and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.) and the Faculty of Pharmaceutical Medicine.

Dr. Henderson brings to our Board of Directors broad experience in matters relating to global pharmaceutical drug development in a wide range of therapeutic areas and stages of business development, and an extensive background as a public company executive, board member and consultant in the pharmaceutical industry.

B. Lynne Parshall, Esq., has served as a member of our Board of Directors since February 2013. Ms. Parshall currently serves on the Board of Directors and as the Chief Operating Officer of Isis Pharmaceuticals, Inc. She has held various positions of increasing responsibilities at Isis since 1991. Prior to joining Isis, Ms. Parshall was a partner at the law firm of Cooley Godward LLP. From July 2005 to August 2009, Ms. Parshall also served as a member of the Board of Directors of Cardiodynamics International Corporation, a publicly-held biopharmaceutical company. Ms. Parshall has served as a member of the Board of Directors of Regulus Therapeutics Inc. since January 2009. Ms. Parshall is a member of the Licensing Executives Society and a member of the American, California, and San Diego bar associations. Ms. Parshall holds a J.D. from Stanford Law School, California and B.A. from Harvard University, Massachusetts.

Ms. Parshall brings to our Board of Directors extensive operational and business development experience, particularly in the advancement and funding of potential products directed to specialty care and orphan drug designated indications.

Sandford D. Smith has served as a member of our Board of Directors since March 2012. From 1996 to 2011, Mr. Smith held various positions at Sanofi-Genzyme (formerly Genzyme Corporation), most recently leading the integration of Genzyme’s international business into Sanofi’s global organization. Prior to that, he served as Executive Vice President of Genzyme Corporation, a biotechnology company, and President of Genzyme International. From 1986 to 1996, Mr. Smith was President, Chief Executive Officer and a member of the Board of Directors of RepliGen Corporation, a biotechnology company. From 1977 to 1985, Mr. Smith held various positions at Bristol-Myers Squibb, most recently serving as Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. Mr. Smith has served on the Board of

Directors of Aegerion Pharmaceuticals, Inc., a biopharmaceutical company, since January 2012. He served on the Board of Directors of NVenta Biopharmaceuticals Corporation from 2007 to 2009, and on the Board of Directors at Ariad Pharmaceuticals, Inc., from 1991 to 2008, most recently as Vice Chairman and Lead Independent Director. Mr. Smith earned a bachelor’s degree from the University of Denver.

Mr. Smith brings to our Board of Directors broad experience in matters relating to the launch and commercialization of new drugs in a wide range of therapeutic areas, and more specifically drugs targeting rare disease indications. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since February 2011. Since June 2011, Dr. Wierenga has served as Executive Vice President, Research and Development, at Santarus, Inc., a specialty biopharmaceutical company. From 2006 to 2011, he served as Executive Vice President, Research and Development, at Ambit Biosciences Corporation. From 2003 to 2006, he served as Executive Vice President of Research and Development at Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company). From 1990 to 2000, he was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.) Prior to that, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles, most recently as Executive Director of Discovery Research. Dr. Wierenga has served on the Board of Directors of XenoPort, Inc., a biopharmaceutical company, since 2001 and on the Board of Directors of Onyx Pharmaceutics, Inc. since 1996. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in Chemistry from Stanford University.

Dr. Wierenga brings to our Board of Directors over thirty years of experience in matters relating to pharmaceutical drug discovery and development in a wide range of therapeutic areas, and an extensive background as a public company executive and board member in the pharmaceutical and biotechnology industries.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for us at a given time.

The Board believes that its current leadership structure, with Mr. Blum serving as Chief Executive Officer and Dr. Gage serving as Chairman, is appropriate for us at this time. Both leaders are actively engaged on significant matters affecting us, such as long-term strategy. The Chief Executive Officer has overall responsibility for all aspects of our operation, while the Chairman has a greater focus on governance of the Company, including oversight of the Board of Directors. We believe this balance of shared leadership between the two positions is a strength for us.

Board Role in Risk Oversight

The role of our Board of Directors is to oversee the President and Chief Executive Officer and other senior management in the competent, lawful and ethical operation of the Company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to us. The Board as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through its committees, such as the Audit Committee, the Compensation and Talent Committee, and the Nominating and Governance Committee.

The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our internal control systems. In addition, the Audit Committee oversees and reviews our financially related risk management practices, including our investment policy. At least quarterly, management reports to the Board of Directors and Audit Committee on our significant risk areas, as identified by management. These reports include discussions of current and new areas of potential operational, legal or financial risk and status reports on risk mitigation programs undertaken by us.

As part of the of the Compensation and Talent Committee’s risk oversight function, it considers whether our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us. In conducting this evaluation, the Compensation and Talent Committee has reviewed our current practices and procedures for awarding cash and equity compensation to employees through the annual performance review process, particularly as such practices and procedures apply to the establishment of the goals that are taken into consideration in the payment of bonuses. The Compensation and Talent Committee has determined that these practices do not encourage inappropriate risk-taking. In particular, because we are a development-stage company with no commercial sales, the Compensation and Talent Committee has concluded that our employees are not incentivized to take inappropriate risks to meet short-term goals, such as quarterly earnings or sales projections. Further, the Compensation and Talent Committee believes that there is sufficient Board of Director oversight of our processes for compensation determinations to avoid the establishment of incentives that are materially adverse to our interests. Accordingly, the Compensation and Talent Committee has determined that our compensation policies at this time do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of Board of Directors, the structure and function of Board committees, and meeting logistics and policies. The Nominating and Governance Committee regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors.

Independence of Directors

The Board of Directors has determined that directors Santo J. Costa, Stephen Dow, L. Patrick Gage, Denise M. Gilbert, John T. Henderson, B. Lynne Parshall, Sandford D. Smith and Wendell Wierenga are each independent as defined under the NASDAQ Stock Market LLC listing standards. The Board of Directors also determined in connection with the 2012 Annual Meeting that James A. Spudich, who resigned from the Board of Directors on March 5, 2012, was independent. The Board of Directors has also determined that each member of the Compensation and Talent Committee and Nominating and Governance Committee is independent as defined under the NASDAQ Stock Market LLC listing standards, and that each member of the Audit Committee is independent as defined under the NASDAQ Stock Market LLC listing standards, as well as the applicable SEC rules. In reaching its conclusions on independence, the Board of Directors reviewed the relationship of Mr. Dow with certain of our investors and determined that such relationships did not affect his independence under the standards of the NASDAQ Stock Market LLC and the applicable SEC rules.

There is no family relationship between any director and executive officer of the Company.

Board of Directors Meetings and Committees

Our Board of Directors held sixteen meetings during the fiscal year ended December 31, 2012. Each of the directors serving during fiscal year 2012 attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served during his or her tenure. The Board of Directors has a standing Audit Committee, a Compensation and Talent Committee and a Nominating and Governance Committee.

Audit Committee.    The Audit Committee consists of directors Stephen Dow, Denise M. Gilbert, John T. Henderson and as of February 7, 2013, B. Lynne Parshall. The Board of Directors has determined that Stephen Dow and Denise M. Gilbert are each an “audit committee financial expert” as defined in the SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors. We maintain a copy of the Audit Committee charter on our website, www.cytokinetics.com. The information found on our website is not part of this or any other report filed with or furnished to the SEC.

The Audit Committee reviews our critical accounting policies and practices, consults with and reviews the services provided by our independent registered public accounting firm and selects our independent registered public accounting firm.

The Audit Committee held nine meetings during fiscal year 2012.

Compensation and Talent Committee.    The Compensation and Talent Committee consists of directors Santo J. Costa, L. Patrick Gage, Sandford D. Smith and Wendell Wierenga. The Board of Directors has adopted a written charter for the Compensation and Talent Committee. We maintain a copy of the Compensation and Talent Committee charter on our website, www.cytokinetics.com.

The Compensation and Talent Committee reviews and approves the salaries and incentive compensation of our executive officers and administers our stock plans and employee benefit plans. The Compensation and Talent Committee, in consultation with the third-party executive compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits) and director compensation. All new hire stock option grants to employees above the senior director level, including our executive officers, are approved by the Compensation and Talent Committee. In addition, the Compensation and Talent Committee approves the annual stock option grants for all employees as part of the annual performance review process. The Compensation and Talent Committee has delegated to Robert I. Blum the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for new hires at or below the senior director level. Further discussion of the role and function of our Compensation and Talent Committee can be found in the section below entitled “Compensation Discussion and Analysis.”

The Compensation and Talent Committee engages the services of nationally recognized third-party professional executive compensation consulting firms to assist in benchmarking data from competitive peer group companies. The Compensation and Talent Committee engaged Radford Surveys + Consulting in 2012 and 2013 for this purpose.

The Compensation and Talent Committee held five meetings during fiscal year 2012.

Nominating and Governance Committee.    The Nominating and Governance Committee consists of directors Santo J. Costa, Stephen Dow, L. Patrick Gage and John T. Henderson. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. We maintain a copy of the Nominating and Governance Committee charter on our website, www.cytokinetics.com.

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors, evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends approved candidates to the Board of Directors for appointment or renomination to Company stockholders. The Nominating and Governance Committee also regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. If there is a change in a director’s employment, the Nominating and Governance Committee evaluates and makes a recommendation to the Board of Directors as to whether the potential termination of the director is appropriate.

We have used, and the Nominating and Governance Committee intends to use in the future, an executive recruiting firm to assist in the identification and evaluation of qualified candidates to join the Board of Directors.

The Nominating and Governance Committee held four meetings during fiscal year 2012.

To date, the Nominating and Governance Committee has not established a policy for considering candidates for director nominated by our stockholders, and will consider director candidates nominated by stockholders on a case-by-case basis, as appropriate. Because those candidates will receive substantially the same consideration that candidates recommended by members of the Board receive, the Board of Directors is of the view that it is appropriate for the Company to not have a formal policy for considering such candidates at this time. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

We do not have a formal policy regarding stockholder communication with the Board of Directors. However, our stockholders may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Corporate Secretary

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

or by email to: investor@cytokinetics.com

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to our business or governance, is not offensive, is legible in form and reasonably understandable in content, and does not merely relate to a personal grievance against us or an individual or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

We do not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders. Robert I. Blum, Santo J. Costa, L. Patrick Gage and John T. Henderson attended the 2012 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The following table sets forth in alphabetical order the names of our executive officers who are not also directors, and their ages and present positions with us as of March 15, 2013:

Name	Age	Position
Sharon A. Barbari	58	Executive Vice President, Finance and Chief Financial Officer
David W. Cragg	57	Senior Vice President, Human Resources
Fady I. Malik, M.D., Ph.D	49	Senior Vice President, Research and Early Development
Andrew A. Wolff, M.D., F.A.C.C.	58	Senior Vice President, Clinical Research and Development and Chief Medical Officer

Sharon A. Barbari has served as our Executive Vice President of Finance and Chief Financial Officer since July 2009. She served as our Senior Vice President of Finance and Chief Financial Officer from September 2004 through June 2009. From September 2002 to August 2004, she served as Chief Financial Officer and Senior Vice President of Finance and Administration of InterMune, Inc., a biopharmaceutical company. From January 1998 to June 2002, she served at Gilead Sciences, Inc., a biopharmaceutical company, most recently as Vice President and Chief Financial Officer. From 1996 to 1998, she served as Vice President, Strategic Planning at Foote, Cone & Belding Healthcare in San Francisco, an international advertising and marketing firm. From 1972 to 1995, she was employed by Syntex Corporation where she held various management positions in corporate finance, financial planning, marketing and commercial planning. Ms. Barbari received a B.S. in Accounting from San Jose State University.

David W. Cragg has served as our Senior Vice President, Human Resources since July 2009. He served as our Vice President of Human Resources from February 2005 through June 2009. From October 2000 until January 2005, Mr. Cragg managed his own human resources consulting practice. From March 2000 until its acquisition in September 2000 by Yahoo!, Inc., he was Vice President, Human Resources for eGroups Inc., an Internet email management company. Prior to October 2000, Mr. Cragg was a Principal Human Resources Consultant at Genentech, Inc., a biotechnology company. Mr. Cragg received a B.A. in Industrial Psychology from the University of California, Santa Cruz.

Fady I. Malik, M.D., Ph.D., has served as our Senior Vice President of Research and Early Development since June 2012. He has been with Cytokinetics since our inception in 1998, serving in a variety of roles all focused towards building our cardiovascular and muscle programs. Since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor and an Attending Interventional Cardiologist at the San Francisco Veterans Administration Medical Center. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco.

Andrew A. Wolff, M.D., F.A.C.C. has served as our Senior Vice President of Clinical Research and Development and Chief Medical Officer since September 2004. From September 1994 until September 2004, Dr. Wolff held various positions of increasing responsibility at CV Therapeutics, a biopharmaceutical company, most recently as Senior Vice President and Chief Medical Officer. From 1988 until 1994, he served in various drug development positions of increasing responsibility in both the United States and the United Kingdom for Syntex Corporation, most recently as the Executive Director of Medical Research and New Molecules Clinical Programs Leader. Since 1986, Dr. Wolff has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor, and is an Attending Cardiologist in the Coronary Care Unit at the San Francisco Veterans Administration Medical Center. Dr. Wolff received a B.A. in Chemistry and Biology from the University of Dayton and an M.D. from Washington University Medical School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for 2012 for the following executives, who we refer to in this Compensation Discussion and Analysis and in the following tables as our named executive officers:

•	Robert I. Blum, President and Chief Executive Officer;

•	Sharon A. Barbari, Executive Vice President, Finance and Chief Financial Officer;

•	David W. Cragg, Senior Vice President, Human Resources;

•	Fady I. Malik, M.D., Ph.D., Senior Vice President, Research and Early Development; and

•	Andrew A. Wolff, M.D., F.A.C.C., Senior Vice President, Clinical Research and Development and Chief Medical Officer.

Executive Summary

Cytokinetics designs our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance and long-term results, while maximizing retention.

The highlights of our 2012 executive compensation program include:

•

We did not provide merit salary increases to our executive team in 2012, which reflected our desire to preserve our cash reserves and to maintain a responsible cost structure in a difficult economic environment. We did grant merit salary increases to other non-executive employees in 2012 consistent with our past practices.

•	We provided a discretionary bonus designed to reward executives for achieving corporate goals and, except for the President and Chief Executive Officer, individual goals in their functional area.

•

Our equity program for our named executive officers consisted of: (i) stock options granted in March 2012 with exercise prices equal to 100% of the fair market value on the date of grant, each vesting monthly over 4 years based on continued service; and (ii) the vesting in September 2012 of 50% of the restricted stock units granted in November 2011. All employees participated in this special restricted stock unit grant. These equity awards are intended to promote employee retention, encourage executives to focus on creating meaningful stock price appreciation that is sustained over multiple years and provide a meaningful ownership opportunity for our named executive officers.

We held our first advisory stockholder vote on executive compensation in May 2011. Approximately 76% of the shares that were voted cast votes in favor of our executive compensation proposal. The Compensation and Talent Committee of the Board of Directors, or the Committee, believes that this vote affirms our stockholders’ support for the Company’s compensation practices. After considering the outcome of the advisory vote, the Committee made no significant changes to the executive compensation program for 2012. We anticipate holding our next advisory vote on executive compensation at our 2014 Annual Meeting.

Overview of Compensation Program

Compensation Philosophy and Objectives

The Committee works to structure our executive compensation program to reward achievement of our business goals, align the executive officers’ interests with those of our stockholders and encourage our executives to build a sustainable biopharmaceutical company. The Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions by providing our executives compensation that is competitive relative to the compensation paid to similarly situated executives in a defined group of peer companies and the broader marketplace from which we recruit and compete for talent. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive and reflective of their performance and contributions toward corporate goals and objectives. To meet these objectives, we provide base salary, cash bonus opportunities, equity awards, broad-based employee benefits with limited perquisites, and severance benefits upon a loss of position in connection with a change in control.

In determining the amount and form of these compensation elements, the Committee considers a number of factors, including:

•	compensation levels paid to similarly situated executives by our Peer Companies (as defined below), to attract and retain executives in a competitive market for talent;

•

corporate and individual performance, including performance in relation to our business plan, and execution of individual, team and company-wide strategic initiatives, to focus executives on achieving our business objectives;

•

internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of his or her role to the Company as compared to the roles of the other executives — to promote teamwork and contribute to retention, while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•	broader economic conditions, to ensure that our pay strategies account for how the larger economic environment impacts our business;

•	the potential dilutive effect of equity awards on our stockholders; and

•	the experiences and knowledge of our executives.

Role of the Committee

The Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to all of our employees, including the administration of our equity plans and employee benefit plans. As part of its responsibilities, the Committee is responsible for establishing and implementing compensation decisions for our named executive officers and for evaluating the success of those decisions in supporting the Company’s compensation philosophy for our named executive officers. The Committee reports its decisions regarding executive compensation matters to the entire Board.

As part of its deliberations, in any given year, the Committee may review and consider materials such as Company financial reports, financial projections, operational data and stock performance data. The Committee also reviews information such as total compensation that may become payable to the named executive officers in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current Company-wide compensation levels, benchmarking data provided by the independent compensation consultant, and the recommendations of our President and Chief Executive Officer and the Committee’s independent compensation consultant.

Role of the Independent Compensation Consultant

The Committee retained Radford Surveys + Consulting, a division of Aon Consulting, Inc., or Radford, as its independent compensation consultant for compensation decisions in 2012. Pursuant to SEC rules, the Committee has assessed Radford’s independence and concluded that no conflict of interest exists that would prevent Radford from independently representing the Committee.

For 2012, Radford provided the following services to the Committee:

•	reviewed and provided recommendations on the composition of our peer group of companies;

•	provided compensation data related to executives at our 2012 Peer Group Companies based on data from SEC filings and Radford’s Life Science Survey;

•	provided compensation data related to the boards of directors of our 2012 Peer Group Companies based on SEC filings and broader experience in the Life Sciences industry;

•	conducted a competitive review of the compensation of our named executive officers, including advising on the design and structure of our equity incentive compensation program;

•	prepared an analysis of our share usage under our equity incentive plan in comparison to the 2012 Peer Companies based on data from SEC filings; and

•	made recommendations regarding the structure of our broad-based equity compensation program.

The Company pays for the costs of Radford’s services. However, the Committee has the authority to engage and terminate Radford’s services. Although Radford makes recommendations to the Committee, it has no authority to make compensation decisions on behalf of the Committee or the Company. Radford attends

Committee meetings either in person or via conference call as deemed appropriate by the Committee Chair. The Company’s management provides historical data, reviews reports for accuracy and interacts directly with Radford. The Committee, at its discretion, also communicates and meets with Radford independent of the Company’s management.

Radford did not provide any other services to the Company in 2012, other than providing survey data for our broader employee base to our management. The costs of the survey data provided by Radford to management in 2012 did not exceed $15,000. The Committee permitted these other non-executive compensation services as it determined that these services did not constitute a conflict of interest or prevent Radford from objectively performing its work for the Committee.

Role of Executive Officers in Compensation Decisions

For compensation decisions in 2012, the President and Chief Executive Officer aided the Committee by providing recommendations regarding the compensation of all executive officers other than himself. Each executive officer, with the exception of the President and Chief Executive Officer, participated in an annual performance review with the President and Chief Executive Officer to provide input about his or her contributions to the Company’s goals and objectives for 2012. The President and Chief Executive Officer participated in a similar review process, with respect to his own performance review, with a designated representative from the Board of Directors. The Committee assessed the recommendations of the President and Chief Executive Officer (and, with respect to the President and Chief Executive Officer, the recommendations of the Board of Directors’ representative) in the context of each executive officer’s performance. No executive officer participated directly in the Committee’s final determinations regarding the amount of any component of his or her own 2012 compensation package.

Our Human Resources, Finance and Legal departments work with our President and Chief Executive Officer to design and develop compensation programs applicable to the named executive officers, to recommend changes to existing compensation programs, to establish corporate and individual performance goals, to prepare peer data comparisons and other Committee briefing materials and ultimately to implement the Committee’s decisions. The Senior Vice President, Human Resources and the President and Chief Executive Officer meet separately with Radford to convey information on proposals that management may make to the Committee, as well as to allow Radford to collect information about the Company to perform its duties for the Committee.

Benchmarking

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry. To obtain independent and expert advice on appropriate compensation, the Committee engages Radford to analyze the executive compensation practices of a number of comparable publicly held companies in the life sciences industry, or our Peer Companies. The Committee, in consultation with Radford, reviews and adjusts the list of Peer Companies annually to ensure that the list provides a current and useful comparison of companies for use as a means of comparing our executive compensation levels relative to the market.

The Committee approved the following Peer Companies for use in making compensation decisions in 2012:

• Affymax, Inc.	• Dynavax Technologies Corp.	• NeurogesX, Inc.
• Amicus Therapeutics, Inc.	• Genevac, Ltd.	• Omeros Corporation
• Anthera Pharmaceuticals, Inc.	• GTX Corporation	• OncoGenex Pharmaceuticals, Inc.
• Ardea Biosciences, Inc.	• Idera Pharmaceuticals, Inc.	• Peregrine Pharmaceuticals
• ArQule, Inc.	• Infinity Pharmaceuticals	• Rigel Pharmaceuticals, Inc.
• Array Biopharma, Inc.	• Lexicon Pharmaceuticals, Inc.	• Sangamo Bio Sciences, Inc.
• BioSante Pharmaceuticals, Inc.	• MAP Pharmaceuticals, Inc.	• Synta Pharmaceuticals Corp.
• Celldex Therapeutics, Inc.	• Neurocrine Biosciences, Inc.	• XenoPort, Inc.
• Dyax Corp.

Companies are evaluated and adjusted as appropriate for inclusion in these analyses based on business characteristics similar to ours. Potential companies are selected based on criteria that include business model, stage of development, market capitalization, year of initial public offering, employee headcount, research and development expenditures, cash reserves and revenue. The Committee selected the 2012 Peer Companies in November 2011. At the time of the determination, these companies had an average market capitalization between $27 million and $576 million, had an employee head count between 25 and 290, and were generally at a comparable stage to us in the development of their lead drug candidate.

After the 2012 Peer Companies were selected, Radford prepared an extensive analysis of the compensation practices of the Peer Companies as reported in their proxy statements, and offered additional analysis based on the compensation practices of a broader group of life science companies (a subset of what is included in the Radford Life Science Survey).

The Committee reviewed the cash and equity components from these benchmarking analyses to set a total compensation package for each executive officer based on his or her past and anticipated contributions to the Company, current compensation package, compensation market trends for competitive positions, retention risks and overall Company performance. While benchmarking alone is not sufficient for setting compensation, the Committee believes that referring to this information is an important aspect of diligence in compensation-related decisions. Other factors, such as economic conditions, internal pay equity and individual negotiations may play an important role with respect to the compensation offered to an executive in any given year.

In general and in line with the Company’s general compensation philosophy, when referencing the Peer Company data, the Committee aims to provide target total cash and long-term equity compensation at or around the median of the compensation paid to similarly situated executives employed by the Peer Companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of compensation, the Committee generally sets the various compensation elements as follows:

•	base salaries between the 50th and 75th percentile for comparable positions;

•	target cash bonus compensation at a level such that, when combined with base salary, the target total cash compensation is at or around the median for comparable positions; and

•

target long-term equity compensation at a level such that, when combined with target total cash compensation, target total cash and equity compensation is at or around the median for comparable positions.

The Committee believes that weighting compensation more heavily toward base salary, as compared to cash bonus and equity compensation, is appropriate, as discussed below under “Compensation Components — Base Salary”.

Compensation Components

Base Salary.    We provide base salary as a fixed source of compensation for our executive officers for the services they provide to us during the year and to balance the impact of having the remainder of their compensation “at risk” in the form of discretionary annual cash bonuses and equity-based incentive compensation. The Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain talented executives. We believe that base salaries should be consistent with the salaries provided by our Peer Companies. The Committee targets base salary between the 50th and 75th percentiles of the Peer Companies. The Committee believes this positioning is necessary to attract and retain executives in the Bay Area where the cost of living is higher than much of the country, and to enable us to recruit executive talent from companies that are at a more mature stage of development and therefore have greater resources to provide higher base compensation, higher total compensation, greater job security and increased employee benefits.

The Committee generally reviews base salaries annually and adjusts base salaries if necessary to remain at the desired benchmark level as compared to the Peer Company data. The Committee also takes into account each executive’s individual responsibilities, performance during the prior fiscal year and experience in deciding whether the benchmark percentile is the correct positioning for that executive that year. Additionally, in determining base salary increases, the Committee considers the Company’s overall budget for merit salary increases for the year, and whether an executive officer was promoted or his or her responsibilities were or are expected to be modified during the year. The Company’s 2012 budget for merit salary increases for all employees was an aggregate increase of 3% over the 2012 salary budget. There was no separate merit salary increase budget for the named executive officers.

In light of the organizational restructuring in October 2011 and in order to preserve cash, management recommended to the Committee that no merit salary increases be considered for the named executive officers for 2012. The Committee supported this decision. Accordingly, the named executive officers’ base salaries remained at the same level as 2011. The 2012 base salaries for the named executive officers were as follows:

Named Executive Officer	2012 Base Salary
Robert I. Blum	$555,000
Sharon A. Barbari	$391,000
David W. Cragg	$278,000
Fady Malik, M.D., Ph.D.	$310,000
Andrew A. Wolff, M.D., F.A.C.C.	$388,000

Annual Bonus.    We structure our annual cash bonuses to provide incentives for our executive officers to achieve our annual corporate and individual performance objectives.

Target Bonuses.    Each named executive officer’s annual target bonus is expressed as a percentage of his or her base salary and is set at a level that, upon 100% achievement of the Company’s corporate goals and the named executive officer’s individual performance goals, falls at the median level for a similar executive position as compared to the Peer Company data. In determining the split of the target bonus as between corporate and individual performance, the Committee believes that the more senior a named executive officer’s position and operational responsibilities within the Company, the greater the percentage of his or her bonus that should be weighted to corporate rather than individual achievement. For example, our President and Chief Executive Officer’s bonus is based entirely on corporate achievement and not on individual achievement. Target bonus levels for 2012 performance for the named executive officers, expressed as a percentage of base salary, were as follows:

Named Executive Officer	Target Bonus % of Salary(1)	Individual Achievement Contribution	Corporate Achievement Contribution
Robert I. Blum	50%	0%	100%
Sharon A. Barbari	40%	25%	75%
David W. Cragg	30%	25%	75%
Fady Malik, M.D., Ph.D.(2)	30%	25%	75%
Andrew A. Wolff, M.D., F.A.C.C.	35%	25%	75%

(1)

No changes were made from 2011 levels, except for Fady Malik who was promoted to senior vice president in June 2012 and had his bonus target raised to the previously established senior vice president level at that time.

(2)	Fady Malik is being reported as named executive officer for the first time.

The 2012 target bonus levels were at the median level for similar executive positions as compared to the 2012 Peer Company data.

In the first quarter of each year, the Committee establishes general corporate goals that it wishes to see achieved. However, the Committee does not establish a specific performance formula or weighting of goals. Rather, the Committee determines actual bonuses in a subjective fashion at the end of the year, taking into account the original goals and any other factors the Committee determines are material, in its discretion. The minimum bonus amount is zero, and the maximum is 120% of the target bonus amount. If the Committee determines that bonuses should not be awarded for corporate achievement for any reason, bonuses will not be paid even if the individual achievements were met. We believe this fully discretionary bonus structure allows the Committee to be responsive to the uncertainties and lack of predictability associated with being a development-stage biotechnology company dedicated to the discovery, development and commercialization of first-in-class therapeutics with novel mechanisms of action.

Equity Awards.    The Committee believes that providing a material portion of our executive officers’ total compensation in equity awards aligns the interests of our executive officers with our stockholders, by linking the value of compensation to the value of our common stock. In determining the form and size of equity awards, the Committee considers information provided by Radford as to whether the complete compensation packages provided to each named executive officer, including prior equity awards, are sufficient to retain, motivate and adequately reward the executive for his or her contributions. In addition, in determining the size of equity awards, the Committee considers the anticipated value of the named executive officer’s contributions going forward.

Stock Options.    We grant stock options to our named executive officers when they join us and annually as part of our performance review and rewards process. All options have an exercise price equal to the fair market value of our common stock on the date of grant, and generally vest monthly based on continued service over a four-year period (with a one-year cliff for new hire grants). As a result of our option grant structure, the options provide a return to the executive officer only if the executive officer remains a service provider to the Company, and then only if the market price of our common stock appreciates relative to the option exercise price over the period in which the option vests and beyond.

In determining the size of stock option grants to executive officers in a given year, the Committee may consider:

•

for each executive officer, the value of equity awards granted to executives in similar positions at our Peer Companies, targeting long-term equity compensation at a level such that, when combined with target total cash compensation, the officer’s target total compensation opportunity is at or around the median for comparable positions;

•

the equity budget for a given year for all of our employees, and the percentage of that budget allocated to be used for awards to our named executive officers. Generally we allocate less than half of the budget to grants to our executive officers, reflecting our belief that all employees should share in our success through the value of equity compensation;

•	the retention and motivation value of equity awards that have been previously granted to each executive officer;

•	each executive officer’s total potential ownership as a percentage of our total outstanding shares; and

•

internal pay equity among our named executive officers, to reflect the importance of each officer’s responsibilities for the company’s success as compared to the other executive officers and our President and Chief Executive Officer.

The number of shares underlying stock options granted to our named executive officers in March 2012 was as follows:

Named Executive Officer	Option Shares
Robert I. Blum	450,000
Sharon A. Barbari	175,000
David W. Cragg	90,000
Fady Malik, M.D. Ph.D	175,000
Andrew A. Wolff, M.D., F.A.C.C.	175,000

Restricted Stock Units.    In November 2011, the Company awarded service-vested restricted stock units to all of our employees, including our then-current named executive officers, to encourage retention of employees following our October 2011 restructuring. These restricted stock units vest over two years of service, with 50% vesting in September 2012 and the remaining 50% scheduled to vest in September 2013.

No restricted stock or restricted stock units were granted to employees in 2012.

Corporate and Individual Achievement Assessment

Corporate Achievement.    Before the start of each calendar year, management prepares a set of corporate goals covering our expected operating and financial performance for the fiscal year. Our corporate goals are focused on corporate metrics and objectives that are intended to provide both near- and long-term stockholder value. The Committee then reviews and approves these corporate goals.

For 2012, the Committee approved corporate goals related to:

•	commencing and completing clinical trials for our drug candidate in our skeletal muscle contractility development program;

•	delivering materials for clinical trials of our drug candidate in our skeletal muscle contractility development program;

•	submitting investigational new drug applications for potential drug candidates;

•	advancing our research programs to lead optimization and candidate selection;

•	corporate partnering of our skeletal muscle contractility program and receipt of funds from other partnered programs;

•	receiving funds from equity capital markets and managing budgets to close the fiscal year with sufficient cash to cover projected expenditures.

At the end of each year, the Committee determines the overall level of corporate achievement, including assessing our performance relative to these goals. The Committee does not use a rigid formula in determining the Company’s level of achievement, but considers:

•	the degree of success achieved for each corporate goal, comparing actual results against the pre-determined deliverables associated with each objective;

•	the difficulty of the goal;

•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	other factors that may have made the stated goals more or less important to our success; and

•	other accomplishments by us during the year or other factors which, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does not assign weights in these assessments, but uses its discretion and judgment to determine a percentage that it believes fairly represents our achievement level for the year.

Individual Achievement.    Individual goals for each named executive officer are derived from the corporate goals that relate to his or her functional area, except for the President and Chief Executive Officer, who has no individual goals apart from the corporate goals. The President and Chief Executive Officer establishes the individual goals with each named executive officer described below based on the relevant corporate goals and key functional area priorities for the year.

•

Ms. Barbari’s 2012 goals related to raising capital and maintaining cash reserves to cover projected expenditures, managing spending within the Board-approved net operating budget and developing strategies and contingency plans to address our future cash requirements, developing and implementing a plan for the execution of tenant improvements, ensuring compliance with regulatory requirements, maintaining timely financial reporting to effectively manage business operations, meeting SEC reporting compliance requirements, and ensuring compliance with internal controls as required by the Sarbanes-Oxley Act of 2002.

•

Mr. Cragg’s 2012 goals related to meeting staffing metrics regarding direct hires and budgetary goals, managing our compensation and benefit programs to ensure competitiveness and cost effectiveness, managing employee communication forums, leading our corporate employee community service volunteerism program, and implementing a management training program for first-line and senior managers.

•

Dr. Malik’s 2012 goals related to completion of pre-clinical studies and the filing of an IND for a drug candidate from our skeletal muscle contractility research program, conducting certain non-clinical studies, advancing our research programs, representing us on the joint development committee for omecamtiv mecarbil, acting as primary liaison for our other research collaborations, and as chair of our Scientific Advisory Board.

•

Dr. Wolff’s 2012 goals related to the completing and presenting data from certain clinical trials, writing and submitting manuscripts for our skeletal muscle contractility development program, initiating a Phase IIb clinical trial in ALS, providing clinical and regulatory support for our strategic alliance with Amgen, completing final study reports on all completed clinical trials, and developing a broad strategic development plan for our skeletal muscle contractility program.

At the end of each year, the Committee and the President and Chief Executive Officer determine the overall level of individual achievement for each named executive officer, which includes, but is not limited to, an assessment of the executive’s performance relative to these goals. The Committee does not use a rigid formula in determining each executive officer’s level of achievement, but considers:

•	the degree of success achieved against the specific deliverables associated with each objective;

•	the difficulty of the goal;

•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	the overall performance of the functional areas for which the executive officer has responsibility;

•	the manner in which the executive officer contributes to the overall success of the company, including areas outside of his or her responsibility;

•	the overall management of the executive officer’s staff;

•	other factors that may have made the stated goals more or less important to our success; and

•	other accomplishments by the executive officer during the year which, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does not assign weights in these assessments, but uses its discretion and judgment to determine, based on recommendations by the President and Chief Executive Officer, a percentage that it believes fairly represents the named executive officer’s individual achievement level for the year.

2012 Executive Compensation Decisions

Corporate Achievement Level

In February 2013, the Committee determined that the Company had an overall corporate achievement level of 87.5% for 2012. This determination was based on successes in the advancement of our skeletal muscle clinical development programs, the advancement of our skeletal muscle research program, and the generation of funds through equity financings. The Committee considers these achievements alongside progress toward achieving business development goals, other financing objectives and certain research goals.

Individual Achievement Levels

Mr. Blum’s individual achievement level is based solely on the corporate achievement level, which for 2012 was 87.5%, as discussed above. In February 2013, , the Committee determined that the other named executive officers had individual achievement levels for 2012, based on their individual goals for 2012 and achievements against them described above, as follows: Ms Barbari — 95%; Mr. Cragg — 90%; Dr. Malik — 95%; and Dr. Wolff — 85%.

Performance Bonus for 2012 Performance

The Company’s management recommended to the Committee that no bonus be paid out to any employee for performance against the 2012 goals in order to preserve the Company’s cash reserves. However, the Committee determined that, under the Company’s discretionary bonus plan and given the Company’s substantial achievement of its corporate goals and the named executive officers’ achievement of their individual goals for 2012, the payment of a bonus was nonetheless warranted. In particular, the Committee noted that in the absence of a bonus, the Company’s named executive officers’ total cash compensation would be at or below the 25th percentile relative to the Company’s Peer Companies. Further, this would have been the second consecutive year that no bonus would be awarded based on management’s recommendation. The Committee determined that because of these factors, failure to pay a bonus in connection with 2012 performance would be detrimental to employee morale and retention.

Robert I. Blum.

•	Salary. The Committee did not grant a merit salary increase to Mr. Blum for 2012, as discussed above. Accordingly, Mr. Blum’s base salary for 2012 remained at $555,000.

•

Bonus.    In March 2013, the Committee awarded Mr. Blum a bonus for 2012 performance of $ $242,813, or 43.7% of his 2013 base salary. This was based on a target bonus of 50% of his base salary, multiplied by the corporate achievement level of 87.5%.

•

Equity.    In March 2012, the Committee awarded Mr. Blum stock options to purchase 450,000 shares of common stock in consideration of his performance as President and Chief Executive Officer in 2011. This award was within the targeted equity award range based on an analysis of data from 2012 Peer Companies, which resulted in targeted cash and equity compensation at or around the median.

Sharon A. Barbari.

•	Salary. The Committee did not grant a merit salary increase to Ms. Barbari for 2012, as discussed above. Accordingly, Ms. Barbari’s base salary for 2012 remained at $391,000.

•

Bonus.    In March 2013, the Committee awarded Ms. Barbari a bonus for her 2012 performance of $139,783, or 37.75% of her 2013 base salary. This was based on a target bonus of 40% of base salary, multiplied by an overall achievement level of 89.4% (based on a weighting of 25% for her individual achievement level of 95% and 75% for the corporate achievement level of 87.5%).

•

Equity.    In March 2012, the Committee awarded Ms. Barbari stock options to purchase 175,000 shares of common stock. In determining the size of the award, the Committee considered her contribution with managing financial resources in 2011 which resulted in cash reserves in excess of those required to cover capital expenditure in the months following. This award was within the targeted equity award range based on an analysis of data from 2012 Peer Companies which resulted in targeted cash and equity compensation at or around the median.

David W. Cragg.

•	Salary. The Committee did not grant a merit salary increase to Mr. Cragg for 2012, as discussed above. Accordingly, Mr. Cragg’s base salary for 2012 remained at $278,000.

•

Bonus.    In March 2013, the Committee awarded Mr. Cragg a bonus for his 2012 performance of $73,496 or 26.44% of his 2013 base salary. This was based on a target bonus of 30% of base salary, multiplied by an overall achievement level of 88.1% (based on a weighting of 25% for his individual achievement level of 90% and 75% for the corporate achievement level of 87.5%).

•

Equity.    In March 2012, the Committee awarded Mr. Cragg stock options to purchase 90,000 shares of common stock. In determining the size of the award, the Committee considered his contributions in 2011 in meeting the goals related to staffing metrics, compensation and benefits programs objectives and leading efforts for corporate giving and community service goals. This award was within the targeted equity award range based on an analysis of data from 2012 Peer Companies which resulted in targeted cash and equity compensation at or around the median.

Fady Malik.

•

Salary.    In June 2012, Dr. Malik was promoted to the Senior Vice President, Research and Early Development, and was named an executive officer at that time. The Committee increased Dr. Malik’s base salary by 10% to $310,000, effective January 1, 2012. The Committee felt this increase was warranted given his broad contributions to the Company’s research programs over his 13-year tenure and in recognition of his increased role and responsibilities in research, clinical and strategic initiatives.

•

Bonus.    In March 2013, the Committee awarded Dr. Malik a bonus for his 2012 performance of $83,119 or 26.81% of his 2013 base salary. This was based on a target bonus of 30% of base salary, multiplied by an overall achievement level of 95% (based on a weighting of 25% for his individual achievement level of 95% and 75% for the corporate achievement level of 87.5%).

•

Equity.    In March 2012, the Committee awarded Dr. Malik stock options to purchase 175,000 shares of common stock. In determining the size of the award, the Committee considered his contributions in research, preclinical and nonclinical development areas in 2011. This award was within the targeted equity award range based on an analysis of data from 2012 Peer Companies which resulted in targeted cash and equity compensation at or around the median.

Andrew A. Wolff.

•	Salary. The Committee did not grant a merit salary increase to Dr. Wolff for 2012, as discussed above. Accordingly, Dr. Wolff’s base salary for 2012 remained at $388,000.

•

Bonus.    In March 2013, the Committee awarded Dr. Wolff a bonus for his 2012 performance of $117,976 or 30.41% of his 2013 base salary. This was based on a target bonus of 35% of base salary, multiplied by an overall achievement level of 85% (based on a weighting of 25% for his individual achievement level of 85% and 75% for the corporate achievement level of 87.5%).

•

Equity.    In March 2012, the Committee awarded Dr. Wolff stock options to purchase 175,000 shares of common stock. In determining the size of the award, the Committee considered his contributions in 2011 including successful completion of Phase IIa evidence of effect of clinical trial of tirasemtiv. This award was within the targeted equity award range based on an analysis of data from 2012 Peer Companies which resulted in targeted cash and equity compensation at or around the median.

2013 Compensation Decisions

In March 2013, the Committee made the following decisions with respect to the compensation of the named executive officers.

Named Executive Officer	2013 Base Salary	Option Shares	Target Bonus as a % of Base Salary
Robert I. Blum	$555,000	800,000	50%
Sharon A. Barbari	$391,000	300,000	40%
David W. Cragg	$278,000	150,000	30%
Fady I. Malik	$355,000	300,000	30%
Andrew A. Wolff	$388,000	250,000	35%

Severance Benefits and Employment Agreements

We have entered into Executive Employment Agreements with each of our named executive officers. These agreements provide for salary and benefit continuation, bonus payments and accelerated vesting of equity awards upon the termination of their employment either by us without cause, or by the executive for good reason following a loss of position in connection with a change of control of the Company. The terms of these agreements are described in more detail in the section entitled “Potential Payments Upon Change of Control.” In addition, our equity plan provides that all employee equity awards will be subject to full acceleration if they are not assumed or replaced with comparable awards by the acquirer.

The Committee believes these severance and change of control benefits are an essential element of our executive compensation package and assist it in recruiting and retaining talented executive officers. The Committee believes these benefits serve to minimize the distractions to the executive, reduce the risk that the executive will depart the Company before an acquisition is consummated, and allow the executive to focus on continuing normal business operations and the success of a potential business combination, rather than worrying about how business decisions that may be in the best interest of the Company and its stockholders will impact his or her own financial security. That is, these change of control arrangements help ensure stability among our executive officer ranks and will enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Further, these agreements are in line with customary practices at an executive officer level at the Peer Companies.

Other Compensation

Our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These benefits are available to our executives on the same terms and conditions as our other employees. Our executive officers do not receive any perquisites other than those provided to all employees.

Equity Compensation Policies

Our policy is to make new-hire and annual equity grants on pre-determined dates as follows:

•	The Committee pre-approves new hire stock option grants before an offer is made and the options are granted on the last day of the month in which the employee is hired.

•	We make annual equity grants as part of our performance review and reward process. The Committee makes annual grants to employees at a meeting held during the first quarter of each fiscal year.

The exercise price of the stock options is not less than the closing price of our common stock on the NASDAQ Capital Market on the grant date of the option. Our policy is not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

We encourage our executive officers to hold a significant equity interest in the company, but we have not set specific ownership guidelines. We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While the Committee is mindful of the benefit to us of the full deductibility of compensation, the Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Accordingly, although our grants of stock options to our executive officers will be considered “performance-based compensation” under Section 162(m), their annual cash bonuses, if any, will not. We intend to continue to compensate our executive officers in a manner consistent with what we believe are the best interests of the Company and our stockholders.

Accounting Considerations

In determining the size and type of equity awards, the Committee also considered the potential impact of the accounting guidance for stock-based compensation to determine the effect of awards. However, we do not set a specific budget for equity compensation based on the accounting cost.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Committee originally believed. However, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to the material noncompliance with any financial reporting requirements under the federal securities laws, our President and Chief Executive Officer and Executive Vice President, Finance and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Compensation and Talent Committee Report

The Compensation and Talent Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND

TALENT COMMITTEE

Santo J. Costa

L. Patrick Gage

Sandford D. Smith

Wendell Wierenga

Dated: March         , 2013

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, directors Santo J. Costa, L. Patrick Gage, Sandford D. Smith and Wendell Wierenga served on the Compensation and Talent Committee. No current or former member of the Compensation and Talent Committee or executive officer of the Company has served as a member of the Board of Directors or Compensation and Talent Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Talent Committee. The current and former members of the Compensation and Talent Committee were not officers or employees of the Company while a member of the Compensation and Talent Committee during fiscal year 2012.

Risk Analysis of the Compensation Programs

The Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs is intended to encourage our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure corporate and individual performance on an annual basis, the stock options typically vest over a number of years, which the Committee believes encourages employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Summary Compensation Table

The following table summarizes the total compensation earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010:

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation		Total

Robert I. Blum	2012	$555,000	$299,205	—	$242,813	(4)	$1,097,018
President and Chief	2011	$550,000	$395,150	$513,050	—		$1,458,200
Executive Officer	2010	$520,833	—	$552,690	$183,750	(5)	$1,257,273

Sharon A. Barbari	2012	$391,000	$116,358	—	$139,783	(4)	$647,141
Executive Vice President, Finance	2011	$389,667	$225,800	$205,220	—		$820,687
and Chief Financial Officer	2010	$381,167	—	$276,345	$114,900	(5)	$772,412

David W. Cragg	2012	$278,000	$59,841	—	$73,496	(4)	$411,337
Senior Vice President,	2011	$277,083	$141,125	$102,610			$520,818
Human Resources	2010	$271,250	—	$184,230	$59,269	(5)	$514,749

Fady Malik, M.D., Ph.D.(3).	2012	$310,000	$116,358	—	$83,119	(4)	$509,477
Senior Vice President, Research and Early Development

Andrew A. Wolff, M.D., F.A.C.C.	2012	$388,000	$116,358	—	$117,976	(4)	$622,334
Senior Vice President, Clinical	2011	$386,375	$197,575	$205,220	—		$789,170
Research and Development and Chief Medical Officer	2010	$376,875	—	$276,345	$85,106	(5)	$738,326

(1)	Includes amounts earned but deferred at the election of the named executive officers pursuant to our 401(k) employee savings and retirement plan.

(2)

Amounts in these columns reflect the grant date fair value of awards granted pursuant to our equity incentive plans, calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of option grants are set forth in Note 1 to our audited financial statements for each of the fiscal years ended December 31, 2012, 2011 and 2010, included in our Annual Report on Form 10-K for each of such years.

(3)	Because Dr. Malik was not a named executive officer in 2011 or 2010, SEC rules do not require his compensation for those years to be reported.

(4)	Represents amounts earned in 2012 pursuant to our Employee Bonus Plan and paid on March 11, 2013.

(5)	Represents amounts earned in 2010 pursuant to our Employee Bonus Plan and paid on March 11, 2011.

Employment and Other Agreements

We have entered into Executive Employment Agreements with each named executive officer.

The Executive Employment Agreements provide for such officers to remain at-will employees of the Company and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors. Such agreements also provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause — see “Potential Payments Upon Change of Control” below.

Grants of Plan Based Awards in 2012

The following table sets forth information regarding plan-based awards to each of the named executive officers during 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert I. Blum		$0	$277,500	$333,000	—	—	—	—
	03/05/12	—	—	—	—	450,000	$1.05	$299,205
Sharon A. Barbari		$0	$156,400	$187,680	—	—	—	—
	03/05/12	—	—		—	175,000	$1.05	$116,358
David W. Cragg		$0	$83,400	$100,080	—	—	—	—
	03/05/12	—	—	—	—	90,000	$1.05	$59,841
Fady I. Malik, M.D., Ph.D.		$0	$93,000	$111,600	—	—	—	—
	03/05/12	—	—	—	—	175,000	$1.05	$116,358
Andrew A. Wolff, M.D., F.A.C.C.		$0	$135,800	$162,960	—	—	—	—
	03/05/12	—	—	—	—	175,000	$1.05	$116,358

(1)

Reflects each named executive officer’s participation in our Employee Bonus Plan, calculated based on each officer’s respective base salary and position as of December 31, 2012. Amounts actually earned under the plan in 2011, if any, are reflected in the Summary Compensation Table above.

(2)	No restricted stock units awarded to the named executive officers in 2012.

(3)	All stock options granted to the named executive officers in 2012 were granted under the 2004 Equity Plan. Each option vests monthly over a four-year period.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding outstanding equity awards held by each named executive officer as of December 31, 2012:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units Of Stock That Have Not Vested
Name	Exercisable	Unexercisable(1)
Robert I. Blum	32,500	—	$1.20	05/21/2013	175,000	$115,500
	76,192	—	$2.00	12/18/2013
	45,000	—	$6.59	04/11/2015
	100,000	—	$7.15	03/01/2016
	250,000	—	$6.81	03/14/2017
	200,000	—	$3.37	02/28/2018
	263,541	11,459	$1.85	02/26/2019
	191,250	78,750	$3.08	02/24/2020
	229,166	270,834	$1.57	02/28/2021
	84,375	365,625	$1.05	03/05/2022
Sharon A. Barbari	110,000	—	$9.95	09/15/2014	100,000	$66,000
	16,500	—	$6.59	04/11/2015
	60,000	—	$7.15	03/01/2016
	60,000	—	$6.81	03/14/2017
	123,000	—	$3.37	02/28/2018
	143,750	6,250	$1.85	02/26/2019
	95,625	39.375	$3.08	02/24/2020
	91,666	108,334	$1.57	02/28/2021
	32,812	142,188	$1.05	03/05/2022
David W. Cragg	80,000	—	$9.52	02/14/2015	62,500	$41,250
	40,000	—	$7.15	03/01/2016
	50,000	—	$6.81	03/14/2017
	70,000	—	$3.37	02/28/2018
	81,458	3,542	$1.85	02/26/2019
	63,750	26,250	$3.08	02/24/2020
	45,833	54,167	$1.57	02/28/2021
	16,875	73,125	$1.05	03/05/2022
Fady I. Malik, M.D., Ph.D.	12,500	—	$6.50	03/03/2014	87,500	$57,750
	9,000	—	$7.10	03/22/2015
	35,000	—	$7.04	03/14/2016
	19,800	—	$6.81	03/14/2017
	18,810	—	$3.37	02/28/2018
	38,332	1,668	$1.85	02/26/2019
	35,416	14,584	$3.08	02/24/2020
	34,375	40,625	$1.57	02/28/2021
	32,812	142,188	$1.05	03/05/2022
Andrew A. Wolff, M.D., F.A.C.C.	110,000	—	$9.91	10/20/2014	87,500	$57,750
	12,500	—	$6.59	04/11/2015
	60,000	—	$7.15	03/01/2016
	55,000	—	$6.81	03/14/2017
	125,000	—	$3.37	02/28/2018
	124,583	5,417	$1.85	02/26/2019
	95,625	39,375	$3.08	02/24/2020
	91,666	108,334	$1.57	02/28/2021
	32,812	142,188	$1.05	03/05/2022

(1)	All currently unexercisable options in this table vest monthly over a four-year period from the date of grant.

(2)	Refers to the remaining 50% of unvested restricted stock units granted in November 2011 that will vest in September 2013.

Option Exercises and Vesting of Stock in 2012

No named executive officer exercised stock options during 2012. Each named executive officer received a restricted stock unit grant in November 2011, 50% of which vested in September 2012.

Pension Benefits

We do not provide our employees, including our named executive officers, with a defined benefit pension plan or any supplemental executive retirement plans or retiree health benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.

Potential Payments Upon Change of Control

We have entered into Executive Employment Agreements with each of the named executive officers. Such agreements provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, the executive officer resigns for good reason or is terminated by us or our successor other than for cause (a “qualifying resignation or termination”) and such officer signs a standard release of claims with us.

“Good reason” includes a material reduction in salary; a material decrease in duties or responsibilities; a material decrease in the duties or responsibilities of the supervisor to whom the executive officer is required to report; a material decrease in the budget over which the executive officer has authority; relocation of the place of employment to a location more than fifty miles from our location at the time of the change in control; or a material breach of the Executive Employment Agreement by us or our successor.

“Cause” includes failure to substantially perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to us or constitutes gross misconduct; material breach of the Executive Employment Agreement by the executive officer; material breach of Company policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against us.

Upon a qualifying resignation or termination, Ms. Barbari, Mr. Cragg, Dr. Malik and Dr. Wolff will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of equity awards held by them; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, the Executive Employment Agreements of Ms. Barbari, Mr. Cragg and Dr. Wolff each provide that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

Upon a qualifying resignation or termination, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of equity awards held by him; and continued employee benefits until the earlier of twenty-four months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, Mr. Blum is eligible to receive a payment from us sufficient to pay the excise tax, and a tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment. This excise tax and tax gross-up payment has been a benefit we have historically offered at the Chief Executive Officer level based on the uniqueness and importance of that role to our business.

The provisions of each Executive Employment Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments or benefits to be provided under the agreements will be subject to the additional tax imposed under Section 409A. If severance payments to an executive officer at the time of termination would trigger the additional tax imposed under Section 409A, then such payments will instead become payable to the executive officer starting six months and one day after the termination date.

Severance payments and benefits provided to an executive officer under an Executive Employment Agreement following a qualifying resignation or termination are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses.

The following table summarizes the potential benefits the named executive officers would receive in the circumstances described above assuming their employment had been terminated on December 31, 2012:

Name	Salary	Bonus	Acceleration of Vesting of Restricted Stock Units(1)	Continuation of Employee Benefits(2)	Total(3)
Robert I. Blum	$1,110,000	$277,500	$115,500	$47,098	$1,550,098
Sharon A. Barbari	$586,500	$156,400	$66,000	$46,731	$855,631
David W. Cragg	$417,000	$83,400	$41,250	$46,405	$588,065
Fady I. Malik, M.D., Ph.D.	$465,000	$93,000	$57,750	$46,401	$662,151
Andrew A. Wolff, M.D., F.A.C.C.	$582,000	$135,800	$57,750	$46,068	$821,618

(1)

The value of the acceleration of vesting of restricted stock units is calculated as the number of shares of unvested restricted stock units as of December 31, 2012 times the fair market value per share of the Common Stock on December 31, 2012, which was $0.66.

(2)	Includes the cost of premiums for medical, dental, vision, life and disability insurance coverage under our group employee benefit plans.

(3)

Based on the payment amounts reflected in the table, none of the named executive officers would be subject to excise taxes under Sections 280G and 4999 of the Code as of December 31, 2012. Thus, Mr. Blum would not receive excise tax reimbursement or tax gross-up payments, and the termination payments to the other named executive officers would not be reduced to avoid excise taxes.

Director Summary Compensation Table for 2012

The following table summarizes the total compensation earned by our Directors for the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Robert I. Blum(3)	—	—	—		—
Santo J. Costa(4)	$66,150	$14,553	—		$80,703
Stephen Dow(5)	$43,950	$46,221	—		$90,171
L. Patrick Gage, Ph.D.(6)	$35,650	$77,889	—		$113,539
Denise M. Gilbert, Ph.D.(7)	$66,350	$14,553	—		$80,903
John T. Henderson, M.B., Ch.B.(8)	$40,800	$46,221	—		$87,021
B. Lynne Parshall, Esq., (9)	$—	$—	—		$—
Sandford D. Smith(10)	27,375	53,211	—		$80,586
James A. Spudich, Ph.D.(11)	$11,625	$—	$10,313	(13)	$21,938
Wendell Wierenga, Ph.D.(12)	$52,150	$14,553	—		$66,703

(1)	Mr. Dow, Dr. Gage, and Dr. Henderson each made an annual election to receive 100% of their retainer fees for 2012 in stock options.

(2)

Amounts in this column reflect the grant date fair value of awards granted in 2012, calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of option grants are set forth in Note 1 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K.

(3)	Employee Directors receive no separate compensation for their services as members of the Board of Directors.

(4)	As of December 31, 2012, Mr. Costa had outstanding options to purchase 85,000 shares of Common Stock, of which 62,360 were exercisable.

(5)	As of December 31, 2012, Mr. Dow had outstanding options to purchase 253,242 shares of Common Stock, of which 238,573 were exercisable.

(6)	As of December 31, 2012, Dr. Gage had outstanding options to purchase 243,336 shares of Common Stock, of which 224,415 were exercisable.

(7)	As of December 31, 2012, Dr. Gilbert had outstanding options to purchase 110,000 shares of Common Stock, of which 99,583 were exercisable.

(8)	As of December 31, 2012, Dr. Henderson had outstanding options to purchase 221,673 shares of Common Stock, of which 207,004 were exercisable.

(9)	Ms. Parshall joined the Board of Directors in February 2013 and therefore received no compensation for 2012.

(10)	As of December 31, 2012, Mr. Smith had outstanding options to purchase 81,447 shares of Common Stock, of which 39,202 were exercisable.

(11)	Dr. Spudich resigned as of March 5, 2012.

(12)	As of December 31, 2012, Dr. Wierenga had outstanding options to purchase 85,000 shares of Common Stock, of which 59,027 were exercisable.

(13)	Represents fees earned by Dr. Spudich for services rendered in his capacity as a member of our Scientific Advisory Board and for ad hoc consulting services.

We reimburse our non-employee directors for their expenses incurred in connection with attending Board of Directors and committee meetings.

Non-employee directors receive a base retainer for service on the Board of Directors and an additional retainer for each committee on which they serve. Non-employee directors no longer receive per-meeting fees. Annual retainers are as follows:

Annual Base Retainer	Chairman	$60,000
	Lead outside director (if any)	$42,500
	Other directors	$35,000

Committee Chairperson Retainer	Audit Committee	$20,000
	Compensation and Talent Committee	$15,000
	Nominating and Governance Committee	$10,000

Committee Member Retainer	Audit Committee	$10,000
	Compensation and Talent Committee	$7,500
	Nominating and Governance Committee	$5,000

Each independent outside director may continue to make an annual election to receive his or her annual base retainer in cash or to receive either 50% or 100% of the retainer in stock options. The grant date of the stock options is the first business day of the fiscal calendar year. The number of stock options is calculated at a rate of 2.5 times the cash retainer amount, divided by the closing price of our Common Stock on the date of grant. For example, if a director elects to receive 100% of the retainer in stock options, $87,500 (2.5 times $35,000) is divided by the closing stock price on the date of grant to determine the number of stock options. The stock options vest monthly over a one-year vesting period. This election is not available for the committee retainer.

The Company reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attending Board of Directors and committee meetings.

We have in the past granted non-employee directors options to purchase our Common Stock pursuant to the terms of our 2004 Equity Plan, and our Board of Directors continues to have the discretion to grant options to new and continuing non-employee Directors. In January and March 2004, our Board of Directors and stockholders, respectively, approved our 2004 Equity Plan, which provided for automatic grants of stock options to directors who are not our officers or employees. Effective July 1, 2012, new directors received an initial option grant of 50,000 shares on joining the Board of Directors, and continuing directors received an annual option grant 25,000 shares. Generally, grants to new directors vested monthly over three years and grants to continuing directors vest monthly over one year.

Employee directors who meet the eligibility requirements may participate in our 2004 Employee Stock Purchase Plan.

We maintain director and officer indemnification insurance coverage. This insurance covers directors and officers individually. The policies currently run from June 1, 2012 through June 1, 2013 at a total annual cost of $290,400. The primary carrier is Old Republic Insurance Company.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed and approved annually by the Audit Committee. The purpose of the Audit Committee is to:

•	Select the Company’s independent auditors and oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•

Assist the Board of Directors in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s financial reporting process, (iii) the Company’s compliance with legal and regulatory requirements under applicable securities law, (iv) the independent auditors’ qualifications, independence and performance, (v) the Company’s systems of internal accounting and financial controls, and (vi) other areas of current or potential risk to the Company’s finances;

•	Provide the Board of Directors with the results of its monitoring and recommendations derived therefrom; and

•	Prepare a report in the Company’s annual proxy statement in accordance with SEC rules;

•

Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities during 2012, the Audit Committee has:

•	Reviewed and discussed the audited financial statements and the Company’s financial reporting processes with management;

•

Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, matters required to be discussed under Statements of Auditing Standards No. 61, Communications with Audit Committees, as amended, and Statements of Auditing Standards No. 90, Communication with Audit Committees;

•

Received from PricewaterhouseCoopers LLP written disclosures and a letter regarding their independence as required by the rules of the Public Company Accounting Oversight Board, and discussed with PricewaterhouseCoopers LLP their independence from management and the Company; and

•

Discussed with PricewaterhouseCoopers LLP the overall scope and plans for the audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Respectfully submitted,

MEMBERS OF THE AUDIT COMMITTEE

Stephen Dow

Denise M. Gilbert

John T. Henderson

B. Lynne Parshall

Dated: March        , 2013

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that during 2012, our executive officers and directors complied with all applicable filing requirements.

RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Party

Our policy is that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, must be reviewed and approved according to an established procedure. Such a transaction is reviewed by the Audit Committee as required by the Audit Committee’s charter, and if approved, is then submitted to the full Board of Directors where it is subject to review and approval or ratification by a majority of the independent, disinterested directors. We have not adopted specific standards for approval of these transactions, but instead review each such transaction on a case-by-case basis. Our policy is to require that all such compensation-related matters be reviewed by the Compensation and Talent Committee and, if approved, submitted to the Board of Directors for review and approval. Any waiver of our Code of Ethics must be reviewed by the Nominating and Governance Committee and, if approved, must be reported as required under applicable SEC rules.

The Company did not enter into any related party transactions during the fiscal year ended December 31, 2012.

Indemnification of Directors and Officers

We have entered into indemnification agreements with each of our directors and officers, which require us to indemnify its directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

The information contained above under the captions “Compensation and Talent Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: March         , 2013

Appendix A-1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYTOKINETICS, INCORPORATED

CYTOKINETICS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:    The name of the Corporation is CYTOKINETICS, INCORPORATED.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is August 5, 1997.

THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

245,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each two (2) shares of Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the NASDAQ Capital Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

FOURTH:    This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this      day of                     , 2013.

CYTOKINETICS, INCORPORATED

By:
Robert I. Blum, President and Chief Executive Officer

A-1-1

Appendix A-2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYTOKINETICS, INCORPORATED

CYTOKINETICS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:    The name of the Corporation is CYTOKINETICS, INCORPORATED.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is August 5, 1997.

THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

163,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each three (3) shares of Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the NASDAQ Capital Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

FOURTH:    This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this      day of                     , 2013.

CYTOKINETICS, INCORPORATED

By:
Robert I. Blum, President and Chief Executive Officer

A-2-1

Appendix A-3

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYTOKINETICS, INCORPORATED

CYTOKINETICS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:    The name of the Corporation is CYTOKINETICS, INCORPORATED.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is August 5, 1997.

THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

122,500,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each four (4) shares of Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the NASDAQ Capital Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

FOURTH:    This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this      day of                     , 2013.

CYTOKINETICS, INCORPORATED

By:
Robert I. Blum, President and Chief Executive Officer

A-3-1

Appendix A-4

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYTOKINETICS, INCORPORATED

CYTOKINETICS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:    The name of the Corporation is CYTOKINETICS, INCORPORATED.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is August 5, 1997.

THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

98,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each five (5) shares of Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the NASDAQ Capital Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

FOURTH:    This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this      day of                     , 2013.

CYTOKINETICS, INCORPORATED

By:
Robert I. Blum, President and Chief Executive Officer

A-4-1

Appendix A-5

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYTOKINETICS, INCORPORATED

CYTOKINETICS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:    The name of the Corporation is CYTOKINETICS, INCORPORATED.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is August 5, 1997.

THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

81,500,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each six (6) shares of Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the NASDAQ Capital Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

FOURTH:    This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this      day of                     , 2013.

CYTOKINETICS, INCORPORATED

By:
Robert I. Blum, President and Chief Executive Officer

A-5-1

Appendix B

CYTOKINETICS, INCORPORATED

2004 EQUITY INCENTIVE PLAN, AS AMENDED

(As amended by the Board of Directors on February 6, 2013, subject to Stockholder approval)

1. Purposes of the Plan.    The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions.    As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Approval Authority” means an authority, governmental or otherwise, that regulates pre-market approval of goods and services.

(e) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(f) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Position” means the Company’s or a business unit’s level of cash, cash equivalents, and available for sale marketable securities.

(i) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j) “Clinical Progression” means, for any Performance Period, a Product’s entry into or completion of a phase of clinical development, such as when a Product enters into or completes a Phase 1, Phase 2, Phase 3 or other clinical study.

(k) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(l) “Collaboration Arrangement” means, for any Performance Period, entry into an agreement or arrangement with a third party for the development, commercialization, marketing or distribution of a Product or for the conducting of a research program to discover or develop a Product or technologies.

(m) “Collaboration Progression” means, for any Performance Period, an event that triggers an obligation or payment right to accrue under a Collaboration Agreement.

(n) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(o) “Common Stock” means the common stock of the Company.

(p) “Company” means Cytokinetics, Incorporated, a Delaware corporation, or any successor thereto.

(q) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(r) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(s) “Director” means a member of the Board.

(t) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(u) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(v) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to the provisions of Section 4(c).

(y) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(z) “Financing Event” means, for any Performance Period, the closing of any financing event for capital raising purposes.

(aa) “Fiscal Year” means the fiscal year of the Company.

(bb) “Freestanding SAR” means an SAR that is granted independently of any Option.

(cc) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(dd) “Net Income” means as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles.

(ee) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ff) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(gg) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(hh) “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Performance Period.

(ii) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(jj) “Option” means a stock option granted pursuant to the Plan.

(kk) “Outside Director” means a Director who is not an Employee.

(ll) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(mm) “Participant” means the holder of an outstanding Award.

(nn) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(oo) “Performance Share” means an Award granted to a Participant pursuant to Section 9.

(pp) “Performance Unit” means an Award granted to a Participant pursuant to Section 9.

(qq) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(rr) “Plan” means this 2004 Equity Incentive Plan.

(ss) “Product” means any drug candidate or product candidate requiring pre-market approval by an Approval Authority.

(tt) “Product Approval” means the approval by any Approval Authority of the right to market or sell a Product.

(uu) “Product Revenues” means as to any Performance Period, the Company’s or a business unit’s sales, royalties, license fees, milestones and related-party revenues, determined in accordance with generally accepted accounting principles.

(vv) “Profit After Tax” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

(ww) “Projects in Development” refers to one or more projects at any or all stages of development from conception, discovery, and/or initial research through Product Approval, including, but not limited to, pre-clinical studies, filing of an investigational new drug application (IND) or foreign equivalent, Phase 1, Phase 2, and Phase 3 clinical trials and submission and approval of a new drug application (NDA) or foreign equivalent.

(xx) “Regulatory Filings” means as to any Performance Period, filings submitted to an Approval Authority with respect to a Product for which the Company is pursuing Product Approval.

(yy) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(zz) “Restricted Stock Unit” shall mean a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(aaa) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(bbb) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Profit After Tax divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(ccc) “Revenue Growth” means as to any Performance Period, the Company’s or a business unit’s net sales determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(ddd) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(eee) “Section 16(b)” means Section 16(b) of the Exchange Act.

(fff) “Service Provider” means an Employee, Director or Consultant.

(ggg) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(hhh) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.

(iii) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(jjj) “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).

(kkk) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of Common Stock.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan.    Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is (A) 29,047,470 Shares plus (B) any Shares returned on or after February 28, 2013 to the 1997 Stock Option/Stock Issuance Plan as a result of termination of options or repurchase of Shares issued under such plan up to a maximum of 268,951 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards.    Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), two times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards.    If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If the exercise price of an Option is paid by tender to the Company, or by attestation to the ownership of Shares owned by the Participant, the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares for which the Option is exercised. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.    Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 19(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (the Fair Market Value of the Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined and all elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable);

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Prohibition Against Repricing.    Subject to adjustments made pursuant to Section 14, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d) Effect of Administrator’s Decision.    The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility.    Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The following limitations will apply to grants of Options:

(1) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 1,500,000 Shares.

(2) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,500,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.

(3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(4) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option will be counted against the limits set forth in subsections (1) and (2) above.

(b) Term of Option.    The term of each Option will be stated in the Award Agreement and will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.    The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.    If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.    If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.    Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 1,000,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 1,000,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability.    Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.    The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.    Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Stock Appreciation Rights.

(a) Grant of SARs.    Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

(b) Number of Shares.    The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal Year, SARs covering more than 1,500,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted SARs covering up to an additional 1,500,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14. In addition, if a SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 14), the cancelled SAR will be counted against the numerical share limits set forth above.

(c) Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that the per Share exercise price of a SAR will be no less than 100% of the Fair Market Value per Share on the date of grant. However, the exercise price of Tandem or Affiliated SARs will equal the exercise price of the related Option.

(d) Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

(e) Exercise of Affiliated SARs.    An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.

(f) Exercise of Freestanding SARs.    Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(g) SAR Agreement.    Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(h) Maximum Term/Expiration of SARs.    The term of each SAR will be stated in the Award Agreement and will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(i) Payment of SAR Amount.    Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.    Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $4,000,000, and (ii) no Participant will receive more than 1,000,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 1,000,000 Performance Shares.

(b) Value of Performance Units/Shares.    Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.    The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares.    After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares.    Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Restricted Stock Units.

(a) Grant of Restricted Stock Units.    Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant provided that during any Fiscal Year, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will receive more than 1,000,000 Restricted Stock Units. Notwithstanding the foregoing limitation, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 1,000,000 Performance Shares.

(b) Vesting Provisions and Other Terms.    The Administrator will set service-based or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number of Restricted Stock Units that will be paid out to the Service Providers. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting schedule, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Earning of Restricted Stock Units.    Upon vesting, the holder of Restricted Stock Units will be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant. After the grant of Restricted Stock Units the Administrator, in its sole discretion, may reduce or waive any vesting provisions for such Restricted Stock Units.

(d) Form and Timing of Payment of Restricted Stock Units.    Payment of earned Restricted Stock Units will be made as soon as practicable after vesting, but in no event more than ten business days later. The Administrator shall pay earned Restricted Stock Units in the form of Shares.

(e) Cancellation of Restricted Stock Units.    On the date set forth in the Award Agreement, all unvested Restricted Stock Units Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(f) Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance Goals.    The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) Cash Position, (ii) Clinical Progression, (iii) Collaboration Arrangement, (iv) Collaboration Progression, (v) Earnings Per Share, (vi) Financing Event, (vii) Net Income, (viii) Operating Cash Flow, (ix) Operating Expenses, (x) Operating Income, (xi) Product Approval, (xii) Product Revenues, (xiii) Profit After Tax, (xiv) Projects in Development, (xv) Regulatory Filings, (xvi) Return on Assets, (xvii) Return on Equity, (xviii) Revenue Growth, and (xix) Total Stockholder Return. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index or to another Performance Goal. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved.

12. Leaves of Absence.    Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six months and a day following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards.    Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that the Administrator may only make an Award transferable to one or more of the following: (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents, siblings or any “Family Member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the Participant; (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i); (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders; or (iv) charitable donations.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall appropriately adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Sections 3, 6, 7, 8, 9 and 10 of the Plan.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.    In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Performance Shares, Restricted Stock Units and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant not at the request of the successor, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject to the Award, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Performance Shares, Restricted Stock Units and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15. Tax Withholding

(a) Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.    The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant.    The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan.    Subject to Section 22 of the Plan, the Plan will continue in effect until February 9, 2021 unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination.    The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.    The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance.    Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Appendix C

CYTOKINETICS, INCORPORATED

2004 EMPLOYEE STOCK PURCHASE PLAN

(As amended by the Board of Directors on February 6, 2013, subject to Stockholder approval)

The following constitutes the provisions of the 2004 Employee Stock Purchase Plan of Cytokinetics, Incorporated:

1. Purpose.    The purpose of the Plan is to provide Employees with an opportunity to purchase Common Stock through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit Plan participation in a manner that is consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Administrator” means the Board or any committee thereof designated by the Board in accordance with Section 14.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 23), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Cytokinetics, Incorporated, a Delaware corporation.

(g) “Compensation” means an Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation), overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other compensation.

(h) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Director” means a member of the Board.

(j) “Employee” means any individual who is a common law employee of an Employer and is customarily employed for more than twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Employer. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(k) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(l) “Enrollment Date” means the first Trading Day of each Offering Period.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(n) “Exercise Date” means April 30 and October 31 of each year or, if such date is not a Trading Day, then the first Trading Day occurring immediately prior to such date. The first Exercise Date under the Plan shall be November 1, 2004.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or The NASDAQ SmallCap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii) In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Administrator, or;

(iv) For purposes of the Enrollment Date of the first Offering Period under the Plan, the Fair Market Value shall be the initial price to the public as set forth in the final prospectus deemed to be included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock (the “Registration Statement”).

(p) “Offering Periods” means the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on May 1 and November 1 of each year (provided that if such date is not a Trading Day, such Offering Period will commence on the first Trading Day occurring after such date), and terminating on the April 30 or October 31 occurring approximately 24 months thereafter, respectively (provided that if such date is not a Trading Day, such Offering Period will terminate on the first Trading Day occurring immediately prior to such date). Notwithstanding the foregoing, the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and ending on the first Trading Day on or after the earlier of (i) May 1, 2006 or (ii) twenty-seven (27) months from the beginning of the first Offering Period; and provided, further, that the second Offering Period under the Plan shall commence on November 1, 2004. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” means this 2004 Employee Stock Purchase Plan, as amended.

(s) “Purchase Period” means the approximately six (6) month period commencing on one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date.

(t) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(u) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(v) “Trading Day” means a day on which the U.S. national stock exchanges and the NASDAQ System are open for trading.

3. Eligibility.

(a) First Offering Period.    Any individual who is an Employee immediately prior to the first Offering Period under the Plan shall be automatically enrolled in the first Offering Period.

(b) Subsequent Offering Periods.    Any individual who is an Employee as of the Enrollment Date of any future Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 5.

(c) Limitations.    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock on the Enrollment Date of the Offering Period) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.    The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 of each year, or on such other date as the Administrator shall determine, and continuing thereafter until terminated in accordance with Section 20; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and ending on the first Trading Day on or after the earlier of (i) May 1, 2006 or (ii) twenty-seven (27) months from the beginning of the first Offering Period; and provided, further, that the second Offering Period under the Plan shall commence on November 1, 2004. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) First Offering Period.    An Employee who has become a participant in the first Offering Period under the Plan pursuant to Section 3(a) shall be entitled to continue his or her participation in such Offering

Period only if he or she submits to the Company’s payroll office (or its designee) a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose (i) no earlier than the effective date of the filing of the Company’s Registration Statement on Form S-8 with respect to the shares of Common Stock issuable under the Plan (the “Effective Date”) and (ii) no later than five (5) business days from the Effective Date or such other period of time as the Administrator may determine (the “Enrollment Window”). A participant’s failure to submit the subscription agreement during the Enrollment Window pursuant to this Section 5(a) shall result in the automatic termination of his or her participation in the first Offering Period under the Plan.

(b) Subsequent Offering Periods.    An Employee who is eligible to participate in the Plan pursuant to Section 3(b) may become a participant by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6. Payroll Deductions.

(a) At the time a participant enrolls in the Plan pursuant to Section 5, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding 15% of the Compensation which he or she receives on each such payday. Effective for Purchase Periods and Offering Periods commencing on or after November 1, 2006, eligible Employees who wish to enroll in the Plan, and participants then participating in the Plan who are subscribing at a rate of 0% of Compensation, may elect prior to the commencement of a Purchase Period or Offering Period, as applicable, to have payroll deductions made on each payday during the Offering Period in an amount not to exceed 15% of Compensation, but with a minimum contribution rate of 1% of Compensation, subject to Sections 3(c) and 6(e). Effective only for Offering Periods commencing on or after November 1, 2012, a participant may elect prior to the commencement of an Offering Period (or a Purchase Period within such an Offering Period, as applicable) to have payroll deductions made on each payday during the Offering Period in an amount not to exceed 15% of Compensation, but with a minimum contribution rate of 0.1% of Compensation, subject to Sections 3(c) and 6(e). Participants will not be permitted to subscribe at a rate of 0% of Compensation, except as required by Sections 3(c) and 6(e).

(b) Payroll deductions authorized by a participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10; provided, however, that for the first Offering Period under the Plan, payroll deductions shall commence on the first payday on or following the end of the Enrollment Window.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may change the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator; provided, however, that a participant may only make one payroll deduction change during each Purchase Period. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) shall be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly). Effective for Purchase Periods and the Offering Periods commencing on or after November 1, 2006, a subscription agreement authorizing a decrease in the rate of payroll deductions may be submitted at any time during a Purchase Period, but a subscription agreement authorizing an increase in the rate of payroll deductions must be, and will only be processed if it is, received by the Company’s payroll office (or its designee) at least five (5) days prior to the commencement of a Purchase Period to which it relates. A subscription agreement authorizing an increase in the rate of payroll deductions will not be processed and will have no effect after the commencement of a Purchase Period to which it relates.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), or if the Administrator reasonably anticipates a participant has contributed a sufficient amount to purchase a number of shares of Common Stock equal to or in excess of the applicable limit for such Purchase or Offering Period (as set forth in Section 7 or as established by the Administrator), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Purchase Period which is scheduled to end in the following calendar year, or, for participants who have had contributions reduced due to the applicable limits on the maximum number of shares that may be purchased in any Purchase or Offering Period, the immediately following Purchase Period, unless terminated by the participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

7. Grant of Option.    On the Enrollment Date of each Offering Period, each Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall a participant be permitted to purchase during each Purchase Period more than 1,250 shares of Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(c) and 13. The Employee may accept the grant of such option (i) with respect to the first Offering Period under the Plan, by submitting a properly completed subscription agreement in accordance with the requirements of Section 5(a) on or before the last day of the Enrollment Window, and (ii) with respect to any future Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5(b). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent

Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s shareholders subsequent to such Enrollment Date.

9. Delivery.    As soon as administratively practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. No participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal.

(a) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment.    Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

12. Interest.    No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 2,500,000 shares of Common Stock.

(b) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration.    The Board or a committee of members of the Board who shall be appointed from time to time by, and shall serve at the pleasure of, the Board, shall administer the Plan. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States). The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate to one or more individuals all or any part of its authority and powers under the Plan. Every finding, decision and determination made by the Administrator (or its designee) shall, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations under this Section 15 shall be made in such form and manner as the Administrator may prescribe from time to time.

16. Transferability.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 10.

17. Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares.

18. Reports.    Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation or Change of Control.

(a) Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

(c) Change of Control.    In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed Change of Control. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

20. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination or suspension of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21. Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares.    Shares of Common Stock shall not be issued with respect to an option under the Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, the Exchange Act and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan.    The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect until terminated under Section 20.

24. Automatic Transfer to Low Price Offering Period.    To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.

SAMPLE SUBSCRIPTION AGREEMENT

CYTOKINETICS, INCORPORATED

2004 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:
Change in Payroll Deduction Rate
Change of Beneficiary(ies)

1.                                          hereby elects to participate in the Cytokinetics, Incorporated 2004 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Capitalized terms not otherwise defined herein will have the meanings given to them in the Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of     % of my Compensation on each payday (from 0.1% to 15%) during the Offering Period in accordance with the Plan. I acknowledge and agree that I may not increase the payroll deduction rate for a Purchase Period after it has commenced and may only increase payroll deductions for future Purchase Periods in accordance with the terms of the Plan or as otherwise determined by the Administrator.

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4. I have received a copy of the complete Plan. I understand that my participation in the Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to shareholder approval of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of Employee or Employee and Spouse only.

6. I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and/or shares due me under the Plan:

NAME: (Please print)
	(First)	(Middle) (Last)

Relationship

Percentage Benefit		(Address)

NAME: (please print)
	(First)	(Middle) (Last)

Relationship

Percentage of Benefit		(Address)

Employee’s Social
Security Number:
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

Spouse’s Signature (If beneficiary other than spouse)

SAMPLE WITHDRAWAL NOTICE

CYTOKINETICS, INCORPORATED

2004 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Cytokinetics, Incorporated 2004 Employee Stock Purchase Plan which began on                     ,         (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

CYTOKINETICS

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

C123456789

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on XXXXXX XX, 20XX.

Live QR Code will be added upon approval

Vote by Internet

• Go to www.investorvote.com/tickersymbol

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote “FOR ALL” for Proposal 1, and “FOR” Proposals 2, 3, 4 and 5.

1. Election of Directors:

01 - Santo J. Costa

02 - John T. Henderson

03 - B. Lynne Parshall

Mark here to vote

FOR all nominees

Mark here to WITHHOLD

vote from all nominees

For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

For Against Abstain For Against Abstain

2. Ratification of selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Cytokinetics, Incorporated for the fiscal year ending December 31, 2013.

3. Approval of a reverse stock split of the Company’s common stock at a ratio of 1-for-2 to 1-for-6, to be determined by the Board of Directors in its sole discretion; and for reverse stock splits in the range of 1-for-3 to 1-for-6, a reduction in the number of authorized shares of Common Stock from 245,000,000 to 163,000,000, 122,500,000, 98,000,000, or 81,500,000, respectively.

4. Approval of Amendment to the 2004 Equity Incentive Plan, as amended, to increase the number of authorized shares reserved for issuance thereunder by 12,000,000 shares, prior to giving effect to any reverse stock split.

5. Approval of Amendment to the Company’s 2004 Employee Stock Purchase Plan to increase the number of authorized shares reserved for issuance thereunder by 1,000,000 shares, prior to giving effect to any reverse stock split.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR ALL” FOR PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4 and 5.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01LMTB

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 22, 2013. The Proxy Statement, Notice of Annual Meeting, Form of Proxy Card and 2012 Annual Report to Stockholders are available at: www.cytokinetics.com/proxy

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CYTOKINETICS

Proxy — Cytokinetics, Incorporated

Annual Meeting of Stockholders — May 22, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Sharon A. Barbari and Marjorie C. Wagman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cytokinetics, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 22, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

(Continued and to be marked, dated and signed, on the other side)

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